UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Dole Food Company, Inc.

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NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
ABOUT THE ANNUAL MEETING
Proposal No. 1 -- The Election of Directors
Proposal No. 2 -- Ratification of the Appointment of Deloitte & Touche LLP
Proposal No. 3 -- Advisory Resolution on Executive Compensation
Proposal No. 4 -- Advisory Resolution on the Frequency of the Future Advisory Votes on Executive Compensation
DIRECTORS AND EXECUTIVE OFFICERS
THE BOARD OF DIRECTORS
EXECUTIVE COMPENSATION
EQUITY COMPENSATION PLAN INFORMATION
SECURITY OWNERSHIP
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
ADDITIONAL INFORMATION
OTHER MATTERS

One Dole Drive
Westlake Village, California 91362

April 8, 2011

Dear Fellow Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Dole Food Company, Inc., which will be held at Dole World Headquarters, One Dole Drive, Westlake Village, California at 1:00 p.m. local time on Thursday, May 19, 2011.

This booklet includes the Notice of Annual Meeting and the Proxy Statement, which contain information about the formal business to be acted on by the stockholders at the Annual Meeting. I urge you to read the accompanying Proxy Statement thoroughly, which includes the Board of Directors’ recommendations on each proposal. The Annual Meeting will also feature a report on the operations of Dole and a discussion period at which management will respond to appropriate questions.

We hope that you will be able to attend the Annual Meeting. However, whether or not you plan to attend in person, we ask that you promptly complete, sign, date and return the proxy or voting instruction card(s) mailed to you to ensure that your shares will be represented. If you do attend the Annual Meeting and wish to vote your shares personally, you may revoke your proxy at or prior to the Annual Meeting.

Sincerely yours,

David H. Murdock
Chairman of the Board

One Dole Drive
Westlake Village, California 91362

NOTICE OF 2011 ANNUAL MEETING
OF STOCKHOLDERS

TO BE HELD MAY 19, 2011

To the Stockholders of Dole Food Company, Inc.

NOTICE IS HEREBY GIVEN regarding the 2011 Annual Meeting of Stockholders of Dole Food Company, Inc., as follows:

Date and Time	1:00 p.m., local time, on Thursday, May 19, 2011

Location	Dole Food Company, Inc., One Dole Drive, Westlake Village, California 91362

Items of Business	1. To elect two directors to hold office for a term of three years;

2. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011;

3. To hold an advisory vote on the Company’s executive compensation;

4. To hold an advisory vote on the frequency of stockholder advisory votes on the Company’s executive compensation; and

5. To act upon such other business as may properly come before the Annual Meeting.

Record Date	The stockholders of record at the close of business on Friday, March 25, 2011, will be entitled to attend and vote at the Annual Meeting and any adjournment or postponement thereof.

Proxy Voting	It is important that your shares of common stock be represented and voted at the Annual Meeting. You should have received either a proxy card or a voting instruction card by mail along with the Notice Regarding Internet Availability of Proxy Materials. If you hold your shares directly you should have received a proxy card. If you are not the named holder of your shares you should have received a voting instruction card. You can vote your shares by completing and returning your proxy card or voting instruction card to the Company or to your broker, as applicable. Voting instructions are printed on your proxy card or voting instruction card and are included in the accompanying Proxy Statement. You can revoke your proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the Proxy Statement.

By Resolution of the Board of Directors,

C. Michael Carter
Executive Vice President, General Counsel and
Corporate Secretary

April 8, 2011

DOLE FOOD COMPANY, INC.
One Dole Drive
Westlake Village, California 91362

PROXY STATEMENT

These proxy materials are being provided in connection with the 2011 Annual Meeting of Stockholders of Dole Food Company, Inc. (the “Company”). This Proxy Statement and the Company’s 2010 Annual Report to Stockholders were first made available to stockholders on April 8, 2011. The Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting, along with a proxy card or voting instruction card, were first mailed to stockholders on April 8, 2011, which notice contained instructions on how to access the Company’s proxy materials, including this Proxy Statement and the Annual Report. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters to be brought before the Annual Meeting. Please read it carefully.

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors of the Company is soliciting your vote in connection with the 2011 Annual Meeting of Stockholders.

What is the purpose of the Annual Meeting?

The Annual Meeting will be the Company’s regular, annual meeting of stockholders. You will be voting on the following matters at the Annual Meeting:

1. Election of two directors to hold office for a term of three years;

2. Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011;

3. An advisory vote on the Company’s executive compensation;

4. An advisory vote on the frequency of stockholder advisory votes on the Company’s executive compensation; and

5. Any other business that may properly come before the Annual Meeting.

How does the Board of Directors recommend I vote?

The Board of Directors recommends a vote:

1. For the election of Elaine L. Chao and Sherry Lansing as directors;

2. For the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011;

3. For the advisory resolution approving the Company’s executive compensation; and

4. For holding an advisory vote on the Company’s executive compensation every three years.

Who is entitled to vote at the Annual Meeting?

The Board of Directors set March 25, 2011 as the record date for the Annual Meeting (the “Record Date”). All stockholders who owned common stock of the Company at the close of business on the Record Date may attend and vote at the Annual Meeting.

How many votes can be cast by stockholders?

Each share of common stock is entitled to one vote. There is no cumulative voting. There were 88,587,310 shares of common stock outstanding and entitled to vote on the Record Date.

How many votes must be present to hold the Annual Meeting?

A quorum must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. A “quorum” is a majority of the outstanding shares of common stock as of the Record Date. Your shares are counted as present at the Annual Meeting if either you are present at the Annual Meeting and vote in person, or a proxy card or voting instruction card has been properly submitted by you or on your behalf to the Company or your broker, as applicable. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. A “broker non-vote” is a share of common stock that is beneficially owned by a person or entity and held by a broker or other nominee, but for which the broker or other nominee lacks the discretionary authority to vote on certain matters or has not received a completed voting instruction card providing voting instructions from the beneficial owner in respect of these specific matters.

How many votes are required to elect directors and approve the other proposals?

Directors are elected by a plurality. Therefore, the two nominees that receive the most votes will be elected. Abstentions and broker non-votes are not counted for purposes of the election of directors and, therefore, will have no effect on the outcome of such election.

The ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm requires the affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting and entitled to vote. Abstentions have the same effect as a vote against the proposal.

The approval of the advisory resolution on the Company’s executive compensation requires the affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting and entitled to vote. Abstentions have the same effect as a vote against the advisory resolution. Broker non-votes will have no effect on the outcome of the advisory vote. The results of this vote are not binding on the Board of Directors.

The advisory vote on the frequency of advisory votes on the Company’s executive compensation will be determined based on a plurality of the votes cast. Therefore, the option that receives the most votes will be recommended by the stockholders to the Board of Directors. Abstentions and broker non-votes are not counted for purposes of the advisory vote on frequency of advisory votes on the Company’s executive compensation and, therefore, will have no effect on the outcome of the proposal. The results of this vote are not binding on the Board of Directors.

David H. Murdock, the Company’s Chairman, holds through his various affiliates approximately 58.4% of the Company’s common stock. Mr. Murdock has indicated that he will vote his shares in favor of Proposal 1 for the director nominees named in this Proxy Statement, in favor of Proposals 2 and 3, and for Proposal 4, in favor of holding an advisory vote on the Company’s executive compensation every three years. If Mr. Murdock votes as he has indicated, his vote is sufficient to satisfy the quorum and voting requirements necessary to adopt the proposals set forth in this Proxy Statement.

How do I vote by proxy?

You should have received either a proxy card or a voting instruction card with the Notice Regarding Internet Availability of Proxy Materials. If you hold your shares directly you should have received a proxy card. If you are not the named holder of your shares (i.e., you hold your shares through a broker or other nominee) you should have received a voting instruction card. You can vote your shares by completing and returning your proxy card or voting instruction card to the Company or to your broker, as applicable, in the envelope provided. Please see your proxy card or voting instruction card, as applicable, for more information on how to vote.

What if I don’t vote for some of the items listed on my proxy card or voting instruction card?

If you return your signed proxy card or voting instruction card in the enclosed envelope but do not mark selections, it will be voted in accordance with the recommendations of the Board of Directors. In connection therewith, the Board of Directors has designated David H. Murdock, David A. DeLorenzo and C. Michael Carter as proxies. If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card, your shares will be voted in accordance with your indicated choice.

If you are a beneficial owner and hold your shares through a broker or other nominee and do not return your voting instruction card to your broker, the broker or other nominee has the ability to vote your shares on each matter at the Annual Meeting for which he or she has the requisite discretionary authority. Under applicable rules, brokers have discretion to vote on routine matters, such as the ratification of the selection of independent registered public accounting firms. However, because of recent changes to these rules, the uncontested election of directors is no longer considered a routine matter. Therefore, brokers do not have discretion to vote on the uncontested election of directors. Brokers also do not have discretion to vote on the two advisory votes regarding the Company’s executive compensation.

Who pays for the proxy solicitation and how will the Company solicit votes?

The Company bears the expense of printing and mailing proxy materials. In addition to this solicitation of proxies by mail, the Company’s directors, officers and other employees may solicit proxies by personal interview, telephone, facsimile or email. These individuals will not be paid any additional compensation for any such solicitation. The Company will request brokers and other nominees who hold shares of common stock in their names to furnish proxy materials to the beneficial owners of such shares. The Company will reimburse such brokers and other nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

Can I change or revoke my vote after I return my proxy card or voting instruction card?

Yes. Even if you sign and return the proxy card or voting instruction card in the form accompanying this Proxy Statement, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote at any time before it is exercised at the Annual Meeting. If you hold your shares directly, you may revoke your proxy by giving written notice to the Corporate Secretary of the Company, specifying such revocation. You may also change your vote by timely delivering a valid, later-dated proxy card to the Company or by voting in person at the Annual Meeting. If you do not hold your shares in your name, you may change your vote by complying with the instructions set forth in your voting instruction card. However, please note that if you would like to vote at the Annual Meeting and you are not the stockholder of record, you must request, complete and deliver a proxy from your broker or other nominee.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder
Meeting to be Held on May 19, 2011.

The Proxy Statement and accompanying Annual Report to Stockholders are available at: http://wfss.mobular.net/wfss.dole/

THE PROPOSALS
Proposal No. 1 — The Election of Directors

Stockholders will be asked to elect two directors to serve on the Board of Directors at the Annual Meeting. The Company’s Certificate of Incorporation provides that the Board of Directors shall consist of not fewer than five nor more than 13 directors, with the exact number to be fixed by the Board of Directors. The Board of Directors has fixed the current number of directors at seven.

The Company’s Certificate of Incorporation divides the Board of Directors into three classes, as nearly equal in number as possible, with the terms of office of the directors of each Class ending in different years. Each of Class I and Class II has two directors and Class III has three directors. The terms of directors in Classes I, II, and III end at the annual meetings in 2013, 2011, and 2012, respectively.

The Board of Directors has nominated Elaine L. Chao and Sherry Lansing for election as Class II directors for three-year terms expiring at the 2014 annual meeting. When elected, directors hold office for a three-year term and until the election and qualification of their respective successors in office or until any such director’s earlier resignation or removal.

Please see “Directors and Executive Officers — Nominees and Continuing Directors” below for information about the nominees for election as directors and the current members of the Board of Directors who will continue serving following the Annual Meeting and their respective business experience and other pertinent information.

Directors are elected by a plurality. Therefore, the two nominees who receive the most votes will be elected. Proxies cannot be voted for a greater number of persons than the number of nominees named. There is no cumulative voting. If you sign and return the accompanying proxy card or voting instruction card, your shares will be voted for the election of the two nominees recommended by the Board of Directors unless you choose to abstain or vote against either of the nominees. If either nominee for any reason is unable to serve or will not serve, proxies may be voted for such substitute nominee as the proxy holder may determine. The Company is not aware of any nominee who will be unable to or will not serve as a director.

The Board of Directors unanimously recommends that you vote FOR the election of Elaine L. Chao and Sherry Lansing as directors.

Proposal No. 2 — Ratification of the Appointment of Deloitte & Touche LLP

The Audit Committee of the Company’s Board of Directors has selected Deloitte & Touche LLP to audit the consolidated financial statements of the Company as of December 31, 2011, and for the fiscal year then ending. At the Annual Meeting, stockholders will be asked to ratify this selection. Deloitte & Touche LLP has audited the Company’s financial statements beginning with the fiscal year ended December 28, 2002.

The Company has been advised by Deloitte & Touche LLP that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm’s engagement as auditors and tax advisors. The Company has also been advised that representatives of Deloitte & Touche LLP will be present at the Annual Meeting where they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting is necessary to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. Abstentions have the same effect as a vote against the proposal.

The Board of Directors unanimously recommends that you vote FOR the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

Proposal No. 3 — Advisory Resolution on Executive Compensation

Dole is asking stockholders to approve an advisory resolution on the Company’s executive compensation as reported in this Proxy Statement. As described in “Compensation Discussion and Analysis” below, the Corporate Compensation and Benefits Committee has structured the executive compensation program to achieve the following key objectives:

•	Provide a total rewards package to Dole’s executives that is competitive with both general industry and food and consumer products companies;

•	Align the Named Executive Officers’ (as defined in “Compensation Discussion and Analysis” below) incentives with the long-term interests of Dole;

•	Enable Dole to attract and retain top quality management; and

•	Motivate management to set and achieve aggressive goals in their respective areas of responsibility.

We urge stockholders to read “Compensation Discussion and Analysis” below, which describes in more detail how Dole’s executive compensation policies and procedures operate and are designed to achieve the Company’s compensation objectives, as well as “Summary Compensation Table” and related compensation tables included in “Executive Compensation” below which provide detailed information on the compensation of the Named Executive Officers. The Corporate Compensation and Benefits Committee and the Board of Directors believe that the policies and procedures articulated in “Compensation Discussion and Analysis” below are effective in achieving the Company’s goals and that the compensation of its executive officers reported in this Proxy Statement has supported and contributed to the Company’s success.

In accordance with recently adopted Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as a matter of good corporate governance, Dole is asking stockholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the stockholders of Dole Food Company, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers set forth in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in the Proxy Statement for the Company’s 2011 Annual Meeting of Stockholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Corporate Compensation and Benefits Committee will carefully review and consider the voting results when evaluating our executive compensation program.

The Board of Directors unanimously recommends that you vote FOR the advisory resolution on executive compensation.

Proposal No. 4 — Advisory Resolution on the Frequency of the Future Advisory Votes on Executive Compensation

In Proposal No. 3 above, the Company is asking stockholders to vote on an advisory resolution on executive compensation, and the Company will provide this type of advisory vote at least once every three years. Pursuant to recently adopted Section 14A of the Exchange Act, in this Proposal Number No. 4 the Company is asking stockholders to vote on whether future advisory votes on executive compensation should occur every year, every two years or every three years.

After careful consideration, the Board of Directors recommends that future advisory votes on executive compensation occur every three years (triennially). The Company believes that this frequency is appropriate for a number of reasons, including:

•	A longer frequency is consistent with long-term objectives; and

•	Dole’s compensation programs are designed to reward long-term performance, and a triennial vote corresponds with the three-year performance period under the Company’s long-term incentive awards.

For the foregoing reasons, Dole encourages stockholders to evaluate its executive compensation programs over a multi-year horizon and to review the Named Executive Officers’ compensation over the past three fiscal years as reported in the Summary Compensation Table. In addition, Dole believes that a triennial advisory vote on executive compensation reflects the appropriate time frame for the Corporate Compensation and Benefits Committee and the Board of Directors to evaluate the results of the most recent advisory vote on executive compensation, to discuss the implications of that vote with stockholders to the extent needed, to develop and implement any adjustments to the Company’s executive compensation programs that may be appropriate in light of a past advisory vote on executive compensation, and for stockholders to see and evaluate the Corporate Compensation and Benefits Committee’s actions in context. In this regard, because the advisory vote on executive compensation occurs after the Company has already implemented its executive compensation programs for the current year, and because the different elements of compensation are designed to operate in an integrated manner and to complement one another, the Company expects that in certain cases it may not be appropriate or feasible to fully address and respond to any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of stockholders.

The Board of Directors was aware of and took into account views that some in the public arena have expressed in support of conducting an annual advisory vote on executive compensation. Dole is aware that some in the public arena believe that annual advisory votes will enhance or reinforce accountability. However, the Company has in the past been, and will in the future continue to be, proactively engaged with its stockholders on a number of topics and in a number of forums. Thus, Dole views the advisory vote on executive compensation as an additional, but not exclusive, opportunity for its stockholders to communicate with the Company regarding their views on the Company’s executive compensation programs. In addition, because the Company’s executive compensation programs are designed to operate over the long-term and to enhance long-term performance, the Company is concerned that an annual advisory vote on executive compensation could lead to a near-term perspective inappropriately bearing on its executive compensation programs. Although the Company believes that holding an advisory vote on executive compensation every three years will reflect the right balance of considerations in the normal course, Dole will periodically reassess that view and can provide for an advisory vote on executive compensation on a more frequent basis if changes in its compensation programs or other circumstances suggest that such a vote would be appropriate.

The Company understands that its stockholders may have a different view as to what is an appropriate frequency for advisory votes on executive compensation, and will carefully review the voting results. Stockholders will be able to specify one of four choices for this proposal on the proxy card: three years, two years, one year or abstain. Stockholders are not voting to approve or disapprove the Board’s recommendation. This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board of Directors. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a more frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

The Board of Directors unanimously recommends that you vote to conduct future advisory votes on executive compensation EVERY THREE YEARS.

DIRECTORS AND EXECUTIVE OFFICERS

Nominees and Continuing Directors

The following table sets forth the names and ages of the nominees for election as directors and the current members of the Board of Directors who will continue serving following the Annual Meeting, as well as background information relating to each individual’s business experience, qualifications, attributes and skills and why the Board of Directors and Nominating and Corporate Governance Committee believe each individual is a valuable member of the Board of Directors. The persons who have been nominated for election and are to be voted upon at the Annual Meeting are listed first, with continuing directors following thereafter.

Nominees

		Director
Name and Experience	Class	Since

Elaine L. Chao, Director. Ms. Chao, 58, was the nation’s 24th Secretary of Labor from 2001 to 2009, and the first Asian Pacific American woman in our country’s history to be appointed to the President’s cabinet. From 1996 to 2001, and presently, Ms. Chao was and is a Distinguished Fellow at the Heritage Foundation, an educational and research organization based in Washington, D.C. From 1992 to 1996, she was President and Chief Executive Officer of United Way of America where she restored public trust and confidence to an organization tarnished by scandal. From 1991 to 1992, she served as Director of the Peace Corps. From 1989 to 1991, she was the Deputy Secretary of Transportation, the second in charge of a department with a budget of $30 billion and workforce of 110,000. Prior to that, she worked as Vice President of syndications at BankAmerica Capital Markets Group and Citicorp. Ms. Chao previously served on the Board of Directors of Dole from 1993 to 2001. She had also previously served on the Boards of Northwest Airlines, National Association of Security Dealers, Raymond James Financial, and C.R. Bard. Ms. Chao is Chairman of the Nominating and Corporate Governance Committee of Dole’s Board of Directors, and she also serves on its Corporate Compensation and Benefits Committee.	II	2009

The Nominating and Corporate Governance Committee and the Board of Directors believe that Ms. Chao’s vast experience as the leader of many large scale organizations allows her to provide great insight into the effectiveness of a company such as Dole with operations around the world. Ms. Chao also brings a very diverse background to the Board. Not only has she held leadership positions in the finance industry, but she has also achieved great success as a leader in both the public service and charitable sectors. Ms. Chao’s experience as Secretary of Labor also gives the Board an important perspective on workforce issues, an invaluable asset for a company with approximately 37,600 full-time permanent employees and 36,700 full-time seasonal or temporary employees worldwide. Because the Company has frequent interactions with governments, on both the local and national level, having a director with such high-level, extensive experience in government gives the Board unique insight on these matters that it would not otherwise have. Ms. Chao also has experience as a public company director.

		Director
Name and Experience	Class	Since

Sherry Lansing, Director. Ms. Lansing, 66, is the Founder and Chair of the Sherry Lansing Foundation, a philanthropic organization focusing on cancer research, health and education. From 1992 to 2005, she was the Chair of the Motion Picture Group of Paramount Pictures where she oversaw the release of more than 200 films, including Academy Award® winners Forrest Gump, Braveheart and Titanic. From 1984 to 1990, she operated her own production company, Lansing Productions, and co-founded Jaffe/Lansing Productions. In 1980, she became the film industry’s first woman to oversee all aspects of a studio’s motion picture production when she was appointed President of Production at 20th Century Fox. Ms. Lansing has served as a director of Qualcomm Incorporated (NASDAQ: QCOM) since 2006, and RealD (NYSE: RLD) since 2010. She holds additional trustee, chair and advisory positions with the Friends of Cancer Research, the American Association of Cancer Research, the Carter Center and Stop Cancer, a non-profit philanthropic group she founded in partnership with Dr. Armand Hammer. Ms. Lansing is also Vice Chair of the University of California Regents and serves as the Chair of the University Health Services Committee. She has earned the Woodrow Wilson Award for Corporate Citizenship, the Distinguished Community Service Award from Brandeis University, the Alfred P. Sloan, Jr. Memorial Award, the Horatio Alger Humanitarian Award and an honorary doctorate in fine arts from the American Film Institute. Ms. Lansing serves on the Audit Committee and the Corporate Compensation and Benefits Committee of Dole’s Board of Directors.	II	2009

The Nominating and Corporate Governance Committee and the Board of Directors believe that Ms. Lansing’s success as an entrepreneur, as well as her vast experience as a leader in Hollywood and in the philanthropic community, give her a unique perspective as to how large organizations work. Ms. Lansing’s experiences in such a fast-paced business are key to helping the Board react to changing trends and consumer preferences in today’s market. Through her charitable work, Ms. Lansing has also shown a great interest in health and nutrition, issues that are crucial to the Company’s goals and mission. Ms. Lansing’s commitment to volunteer work mirrors the Company’s commitment to the communities in which it operates. Ms. Lansing also has experience as a public company director.

Continuing Directors

		Director
Name and Experience	Class	Since

Andrew J. Conrad, Director. Mr. Conrad, 47, was a co-founder of the National Genetics Institute, a provider of advanced genetics testing services for blood screening, medical testing and clinical research, and has been its Chief Scientific Officer since 1992. The National Genetics Institute is now a subsidiary of Laboratory Corporation of America Holdings (NYSE: LH), where Mr. Conrad is Executive Vice President, Chief Scientific Officer. Mr. Conrad is Chairman of the Corporate Compensation and Benefits Committee of Dole’s Board of Directors, and he also serves on its Audit Committee and its Nominating and Corporate Governance Committee.	I	2003

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Conrad’s scientific background (he received his Ph.D. in Cell Biology and has more than 85 publications in scientific and medical journals) makes him an invaluable member of the Board of Directors, as Mr. Conrad is the only member of the Board with a technical scientific background. Science is a significant consideration in the Company’s business, not only in the initial stages of growing product and ensuring its freshness from packaging to purchase by the end user, but also in the Company’s focus on consumer health and well-being. Mr. Conrad provides great insight to the Board on these and other scientific matters. Mr. Conrad has served as a director of the Company for more than seven years.

		Director
Name and Experience	Class	Since

Justin M. Murdock, Director. Mr. Justin M. Murdock, 38, has been Senior Vice President of Investments of Castle & Cooke, Inc., which is wholly owned by David H. Murdock, since 2004, and prior to that its Vice President of Investments since 2001; and previously, from 1999, Vice President of Mergers and Acquisitions of Pacific Holding Company, a sole proprietorship of David H. Murdock. Mr. Justin M. Murdock is also Chairman of the Board and CEO of NovaRx, a privately held clinical-stage biopharmaceutical company dedicated to the discovery, development and commercialization of novel cell-based therapeutic vaccines for the treatment of cancer, a position he has held since October 2006. He served on the Audit Committee of Dole’s Board of Directors until his planned departure on October 13, 2010, owing to the necessity of having a wholly-independent Audit Committee by the first anniversary of the Company’s initial public offering. He served as Dole’s Vice President, New Products and Corporate Development from November 2004 to January 28, 2011, but stepped down to devote his full time and energies to his duties as CEO of NovaRx. Mr. Justin M. Murdock is the son of David H. Murdock, the Company’s Chairman of the Board and also a Director.	I	2003

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Justin M. Murdock’s past experience and insight as the Company’s Vice President, New Products and Corporate Development contribute greatly to the Board’s knowledge of the Company’s customers and consumers as well as its product development and marketing activities. His investment expertise developed through his positions with Castle & Cooke also provides the Board with insight into matters of global finance. As the youngest member of the Board, his input also gives the Board a greater understanding of the Company’s younger consumers.

David A. DeLorenzo, President and Chief Executive Officer and Director. Mr. DeLorenzo, 64, rejoined Dole as its President and Chief Executive Officer in June 2007. Mr. DeLorenzo originally joined Dole in 1970. He was President of Dole Fresh Fruit Company from September 1986 to June 1992, President of Dole from July 1990 to March 1996, President of Dole Food Company-International from September 1993 to March 1996, President and Chief Operating Officer of Dole from March 1996 to February 2001, and Vice Chairman of Dole from February 2001 through December 2001, at which time Mr. DeLorenzo became a consultant for Dole under contract for the period from January 2002 through January 2007. From 2006 to 2007, Mr. DeLorenzo served as Non-Executive Chairman of the Board of Versacold Inc. (formerly listed on the Toronto Stock Exchange: ICE_u.TO). Mr. DeLorenzo serves on the Executive Committee of Dole’s Board of Directors.	III	1991

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. DeLorenzo’s vast and diverse history with the Company, from both an operational standpoint and that of a member of management, are vital to the Board’s collective knowledge of the Company’s day to day operations. Mr. DeLorenzo also provides great insight as to how the Company grew into the organization that it is today. His institutional knowledge is an invaluable asset to the Board in effecting its oversight of the Company and its path into the future. Mr. DeLorenzo’s presence on the Board also allows for a seamless flow of information and ideas between the Board and management.

		Director
Name and Experience	Class	Since

David H. Murdock, Chairman of the Board and Director. Mr. Murdock, 87, joined Dole as Chairman of the Board and Chief Executive Officer in July 1985, and continued as Dole’s Chief Executive Office until June 2007. Mr. Murdock was also Dole’s President from February 2004 to July 2004. He has been Chairman of the Board, Chief Executive Officer and Director of Castle & Cooke, Inc., a Hawaii corporation, since October 1995 (Mr. Murdock has beneficially owned all of the capital stock of Castle & Cooke, Inc. since September 2000). Since June 1982, he has been Chairman of the Board and Chief Executive Officer of Flexi-Van Leasing, Inc., a Delaware corporation wholly owned by Mr. Murdock. Mr. Murdock also is the owner/developer of numerous real estate developments and is the owner of Castle & Cooke Mortgage Company, a Delaware corporation. Mr. Murdock also is the sole stockholder of numerous corporations engaged in a variety of business ventures and in the manufacture of industrial and building products. Mr. Murdock is Chairman of the Executive Committee of Dole’s Board of Directors. Mr. Murdock is the father of Justin M. Murdock, who served as the Company’s Vice President, New Products and Corporate Development until January 28, 2011 and is also a Director.	III	1985

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Murdock’s presence on the Board has been vital to the Company’s growth and success over the past 26 years. Mr. Murdock’s passion for healthy living has given the Company direction and focus through his period of leadership. Mr. Murdock’s vast experiences and successes in the business world are also an invaluable asset to the Board as it evaluates not only the Company’s present circumstances, but the direction it will head in the future.

Dennis M. Weinberg, Director. Mr. Weinberg, 58, was one of the founding Directors for WellPoint (NYSE:WLP), a health benefits company. From February 2002 to May 2006, Mr. Weinberg served as President and Chief Executive Officer of ARCUS Enterprises, a WellPoint business development company. Mr. Weinberg served for nearly 20 years in a variety of CEO, Group President, and Executive Vice President positions with WellPoint and its various affiliates. Prior to WellPoint, Mr. Weinberg held a variety of business consulting positions with the accounting firm of Touche-Ross and Company (currently Deloitte & Touche) in Chicago. Before that, he was General Manager for the CTX Products Division of Pet, Inc., which division designed and manufactured commercial computerized processing equipment. At that time, Pet, Inc. was owned by I.C. Industries, Inc. Mr. Weinberg is Chairman and General Member of the development companies of FRW1, LLC, KNIC, LLC and SkyView Development, LLC. Mr. Weinberg has served as a Director and Chairman of the Audit Committee of Salem Communications Corporation (NASDAQ:SALM) since 2005. Mr. Weinberg served as a Director and Audit Committee Chairman of Health Management, Inc (NASDAQ:HMI) from 1995 to 1997. He is the co-founder of Cornerstone Network Associates and Life Skills for American Families, and was a Director of The Health Insurance Association of America, The CEO Forum, Pepperdine University Center for the Family, National Coalition for the Protection of Families and Children, and a number of other non-profit organizations. Mr. Weinberg is Chairman of the Audit Committee of Dole’s Board of Directors, and he also serves on its Nominating and Corporate Governance Committee.	III	2009

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Weinberg’s wide array of experiences in the business world give the Board a unique perspective on not only its business, but the broader economy as well. Mr. Weinberg’s collective experiences as an executive of other companies allow him to better appreciate the day to day issues management faces, thereby allowing for better communications between the Board and management. Mr. Weinberg’s experience is also significant to the Board in understanding today’s complex and ever-changing accounting rules and regulations. It is very important to the Company to have an Audit Committee chair with substantial experience on other public company audit committees. Mr. Weinberg also has experience as a public company director.

Executive Officers

Set forth below are the names and ages of the executive officers of the Company who do not also serve as directors, as well as background information relating to each individual’s business experience.

C. Michael Carter, Executive Vice President, General Counsel and Corporate Secretary. Mr. Carter, 67, became Dole’s Senior Vice President, General Counsel and Corporate Secretary in July 2003, Executive Vice President, General Counsel and Corporate Secretary in July 2004, and a director of Dole in April 2003. Mr. Carter joined Dole in October 2000 as Vice President, General Counsel and Corporate Secretary. Prior to his employment by Dole, Mr. Carter had served as Executive Vice President, General Counsel and Corporate Secretary of Pinkerton’s, Inc. Prior to Pinkerton’s, Mr. Carter held positions at Concurrent Computer Corporation, RJR Nabisco, Inc., The Singer Company and the law firm of Winthrop, Stimson, Putnam and Roberts (now Pillsbury Winthrop Shaw Pittman LLP). Mr. Carter resigned as a director of Dole upon the listing of the Company’s common stock on the New York Stock Exchange.

Joseph S. Tesoriero, Executive Vice President and Chief Financial Officer. Mr. Tesoriero, 57, became Dole’s Vice President and Chief Financial Officer in July 2004 and Executive Vice President and Chief Financial Officer in February 2010. Mr. Tesoriero joined Dole as Vice President of Taxes in October 2002. Prior to his employment by Dole, Mr. Tesoriero was Senior Vice President of Tax at Global Crossing. Mr. Tesoriero also held tax positions at Coleman Camping Equipment, Revlon Cosmetics and International Business Machines.

THE BOARD OF DIRECTORS

Director Independence

As part of its Corporate Governance Guidelines, the Board of Directors has adopted Director Independence Standards, which are attached to the Company’s Corporate Governance Guidelines as Attachment A and are available on the Company’s website at www.dole.com by following the links to “Company Information,” “Investors” and “Corporate Governance.” The Board of Directors has affirmatively determined that each of Mses. Chao and Lansing and Messrs. Conrad and Weinberg is independent as defined in accordance with the listing standards of the New York Stock Exchange (the “NYSE”) and the Company’s Independence Standards. To be considered “independent,” a director must be determined by the Board of Directors to have no relevant material relationship with the Company, other than as a director of the Company. In making its determination concerning the absence of a material relationship, the Board of Directors adheres to the test for independence included in the NYSE listing standards.

Leadership Structure

Generally

The leadership structure of the Board of Directors is centered around the concept of an appropriate balance between management and the Board of Directors. The Board believes that it is in the best interests of the Company for the Board to make a determination regarding whether or not to separate the roles of Chairman and CEO based upon the circumstances. The Board believes that presently it is in the best interests of the Company that the executive officer positions of Chairman of the Board and CEO are separate. The Board believes that this separation is presently appropriate as it allows the CEO to focus on leading the Company while the Chairman can focus on leading the Board in its consideration of strategic issues and monitoring corporate governance and other stockholder issues.

Regularly scheduled executive sessions of the directors are held without those directors who are also executive officers of the Company. These directors shall designate one of their number to preside at each session, although it need not be the same director at each session. Meetings of these directors encourage open discussion. Having a designated presiding director for each meeting helps focus these meetings as well as provides a channel for communicating the results of the meetings to the full Board. In addition, at least once each year, the independent directors should have a scheduled executive session without the other directors present.

Risk Oversight

The Board has oversight responsibility with respect to the Company’s risk management. The Board has delegated certain duties with respect to risk oversight for the Company to the Audit Committee. One of the Audit Committee’s purposes under its charter is to identify and review with senior corporate management issues concerning the key areas of business and financial risk to which the Company is exposed. In this context “business and financial risk” is broadly construed to include risks, of whatever nature or source: (1) to the achievement of the Company’s strategic or tactical objectives and its financial plans; (2) to management effectiveness; (3) to the Company’s reputation or legal position; and (4) to the Company’s financial condition, results of operations or cash flows. The Audit Committee charter specifically requires that the committee review and discuss the Company’s practices with respect to risk assessment and risk management, including a review with legal counsel of significant litigation or other legal matters affecting the Company. The Audit Committee reports back to the full Board with respect to its assessments.

The Board has also delegated certain duties with respect to risk oversight for the Company regarding compensation matters to the Corporate Compensation and Benefits Committee; and the Committee reports back to the full Board with respect to its assessment.

Meetings of the Board of Directors

The Board of Directors held five meetings during fiscal year 2010. Each director attended at least 75% of all board and applicable committee meetings in fiscal year 2010.

Committees of the Board of Directors

The Board of Directors has a standing Audit Committee, Corporate Compensation and Benefits Committee, Nominating and Corporate Governance Committee, and Executive Committee.

Audit Committee

The Audit Committee, among other things: is responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm; reviews the results and scope of the audit, audit-related and other services provided by the independent registered public accounting firm; monitors and reviews the integrity of the processes and systems relative to financial information used by the Board or disseminated to stockholders, the financial community and regulatory authorities; and reviews the internal accounting procedures and controls with the Company’s financial and accounting staff, and receives reports from the independent registered public accounting firm and management regarding, and reviews and discusses the adequacy and effectiveness of, the Company’s internal control over financial reporting, including any significant deficiencies or material weaknesses. The Committee is governed by a charter adopted by the Board of Directors. The charter is available on the Company’s website at www.dole.com by following the links to “Company Information,” “Investors” and “Corporate Governance” or upon written request to the Company, as described in “Additional Information — Annual Report, Financial and Other Information” below. The Audit Committee held seven meetings during fiscal year 2010.

The Audit Committee currently consists of Messrs. Conrad and Weinberg and Ms. Lansing. Mr. Weinberg is Chairman of the Committee. The Board of Directors has affirmatively determined that each member of the Committee is independent under the listing standards of the NYSE, applicable SEC rules and the Company’s Independence Standards. Justin M. Murdock, a non-independent director, served as a fourth member of the Committee until October 13, 2010. He served on the Committee pursuant to the transition rules of the NYSE and pursuant to the exemption provided by SEC Rule 10A-3(b)(1)(iv)(A)(2) which permit a minority of the members of a listed issuer’s audit committee to be exempt from the independence requirements for one year from the date of the effectiveness of the registration statement filed in connection with the listed issuer’s initial public offering. As required, Mr. Justin Murdock stepped down from the Committee within one year of the effectiveness of the registration statement filed in connection with the Company’s initial public offering in 2009 (the “IPO”) at which point the Audit Committee was fully-independent as required by SEC and NYSE rules. Mr. Justin Murdock’s service on the Committee did not materially adversely affect the ability of the Committee to act independently or satisfy the other applicable requirements as the Committee included three independent directors, and as a result, the Committee could not act without a majority of the independent members of the Committee approving such action.

The Board of Directors has also determined that each member of the Committee is “financially literate” as required by the listing standards of the NYSE, as such qualification is interpreted by the Board of Directors in its business judgment. In addition, the Board of Directors has determined that Mr. Weinberg qualifies as an “audit committee financial expert” as defined by the rules and regulations of the SEC based on Mr. Weinberg’s qualifications and business experience, as briefly described in “Directors and Executive Officers — Nominees and Continuing Directors” above.

Corporate Compensation and Benefits Committee

The Corporate Compensation and Benefits Committee, among other things: reviews the Company’s overall compensation philosophy, structure, policies and programs; reviews and approves the total compensation for executive officers and other senior executives; administers the Company’s equity-based compensation plans; and makes recommendations to the Board with respect to any amendment or alteration to the Company’s equity-based compensation plans that are subject to Board approval. Such oversight includes decisions regarding executive management salaries, incentive compensation, long-term compensation plans and equity plans for directors and employees. The Committee is governed by a charter adopted by the Board of Directors. The charter is available on the Company’s website at www.dole.com by following the links to “Company Information,” “Investors” and “Corporate Governance” or upon written request to the Company, as described in “Additional Information — Annual Report, Financial and Other Information” below. The Corporate Compensation and Benefits Committee held five meetings during fiscal year 2010.

The Corporate Compensation and Benefits Committee currently consists of Mses. Chao and Lansing and Mr. Conrad. Mr. Conrad is Chairman of the Committee. The Board of Directors has affirmatively determined that each member of the Committee is independent under the listing standards of the NYSE and the Company’s Independence Standards.

Role of Compensation Consultants.  As discussed in “Compensation Discussion and Analysis — Corporate Compensation and Benefits Committee” below, during fiscal year 2010 the Company retained Exequity, LLP, a nationally recognized independent provider of executive compensation advisory services with no legal or financial connection to any other service provider. Exequity and its affiliates do not perform any work for the Company outside of its role as consultant to the Committee. In 2010, Exequity supported the Committee by providing competitive data on compensation and relative performance of peer group companies (which information allows the Committee to make informed decisions with the benefit of understanding the factors shaping the external marketplace for executive compensation); recommending pay programs; making presentations on regulatory and legislative matters affecting executive compensation; providing opinions on the reasonableness of compensation; and consulting on other matters as requested.

Compensation Committee Interlocks and Insider Participation.  During fiscal year 2010, no member of the Corporate Compensation and Benefits Committee was an officer or employee of the Company, was a former officer of the Company, nor had a relationship with the Company requiring disclosure as a related party transaction under Item 404 of Regulation S-K. None of the Company’s executive officers served on the compensation committee or board of directors of another entity whose executive officer(s) served as a director on the Company’s Board of Directors or on the Corporate Compensation and Benefits Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for, among other things: developing and recommending to the Board criteria for identifying and evaluating director candidates; identifying, reviewing the qualifications of, and recruiting candidates for election to the Board; making recommendations to the Board concerning the structure, composition and functions of the Board and its committees; and developing and reviewing the Company’s governance principles. The Committee is also responsible for establishing procedures for the consideration of Board candidates recommended by stockholders, including potential nominees for election, as described in “Director Nomination Process” below. The Committee is governed by a charter adopted by the Board of Directors. The charter is available on the Company’s website at www.dole.com by following the links to “Company Information,” “Investors” and “Corporate Governance” or upon written request to the Company, as described in “Additional Information — Annual Report, Financial and Other Information” below. The Committee held three meetings during fiscal year 2010.

The Nominating and Corporate Governance Committee currently consists of Ms. Chao and Messrs. Conrad and Weinberg. Ms. Chao is Chairman of the Committee. The Board of Directors has affirmatively determined that each member of the Committee is independent under the listing standards of the NYSE and the Company’s Independence Standards.

Director Nomination Process.  The Nominating and Corporate Governance Committee, with the assistance of a third-party search firm when deemed necessary by the Committee, identifies candidates for director nominees. The Committee considers a number of factors, including the following criteria, in identifying, evaluating and recommending director nominees to the Board: the individual’s business experience and skills, independence, judgment, integrity and the ability to commit sufficient time and attention to Board activities, and the absence of potential conflicts with the Company’s interests. The Committee considers these criteria in the context of the perceived needs of the Board as a whole and seeks to achieve a diversity of experience and personal backgrounds on the Board. The Committee will use the same criteria in determining whether to recommend stockholder nominations of candidates for director made pursuant to the procedures set forth in the Company’s Bylaws and described in “Additional Information — Stockholder Proposals and Nominations for Director” below.

Executive Committee

The Executive Committee acts in the place of the Board, and exercises the authority and powers of the Board between meetings of the Board, subject to the Company’s Certificate of Incorporation and Bylaws and applicable laws, rules and regulations. The Executive Committee also performs any duties or responsibilities expressly delegated to the Committee by the Board from time to time and as are consistent with the purpose of the Committee and as the Board deems appropriate. The Committee is governed by a charter adopted by the Board of Directors. The charter is available on the Company’s website at www.dole.com by following the links to “Company Information,” “Investors” and “Corporate Governance” or upon written request to the Company, as described in “Additional Information — Annual Report, Financial and Other Information” below. The Committee did not meet during fiscal year 2010.

The Executive Committee currently consists of Messrs. David H. Murdock and DeLorenzo. Mr. Murdock is Chairman of the Committee.

Non-Employee Director Compensation

The table below sets forth information with respect to the compensation paid to non-employee directors of the Company in fiscal year 2010.

			Change in Pension
	Fees Earned		Value and Non-
	Or Paid in	Stock	Qualified Deferred
Name(1)	Cash(1)	Awards(2)	Compensation Earnings	Total

Andrew J. Conrad	$94,000	$75,008	$5,754 (3)	$174,762
Elaine L. Chao	$88,000	$75,008	—	$163,008
Sherry Lansing	$80,000	$75,008	—	$155,008
Dennis M. Weinberg	$95,000	$75,008	—	$170,008

(1)	David H. Murdock, the Company’s Chairman of the Board, David A. DeLorenzo, President and Chief Executive Officer, and Justin M. Murdock, former Vice President, New Products and Corporate Development, are not included in this table because they are employees of the Company, or in Justin M. Murdock’s case, was an employee in 2010, and did not receive any compensation for their service as directors. Compensation for each of Messrs. David H. Murdock and DeLorenzo is included in “Summary Compensation Table” below.

(2)	The amounts reported represent the aggregate grant date fair value for restricted stock granted during the fiscal year, as calculated in accordance with FASB Accounting Standards Codification Topic 718. See Note 22 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal year 2010, filed on March 14, 2011, for assumptions used in the calculation of the amounts shown and additional information regarding the Company’s share-based compensation. Each non-employee director had 7,701 shares of unvested restricted stock outstanding as of January 1, 2011.

(3)	In 2010, interest earnings in excess of 120% of the January 2010 Applicable Federal Rate were $5,754.

Generally.  The Company uses cash compensation and restricted stock grants to attract and retain qualified non-employee candidates to serve on the Board of Directors. In setting outside director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company, as well as the skill sets each outside director brings as a member of the Board.

Members of the Board of Directors who are not employees of the Company are entitled to receive an annual cash retainer of $60,000 and a Board meeting fee of $2,000 for each Board meeting attended. The fee for telephonic participation is $1,000. Directors receive $10,000 annually for service as chairman of committees of the Board in addition to the cash retainer, except in the case of the Chairman of the Audit Committee who receives $15,000 annually. Committee meeting fees are $1,000 per meeting attended, either in person or telephonically. On November 29, 2010, each non-employee director also received a grant of a number of whole shares of restricted stock valued at $75,008, with full vesting on October 28, 2011. On December 16, 2010, the Board of Directors adopted the recommendation of the Corporate Compensation and Benefits Committee to discontinue further annual restricted stock grants as part of non-employee director compensation and, in lieu thereof, approved an additional cash payment of $75,000 (or pro rata portion thereof), payable on the October 28 date next following the date when the director first became a member of the Board of Directors or when the latest annual restricted stock grant first fully vests, whichever is applicable, and thereafter on the October 28th anniversary date. Each director is required to be serving as a director on such October 28 date in order to be eligible to receive the $75,000. Directors who are employees of the Company do not receive any compensation for their services as directors.

Justin M. Murdock did not receive any compensation in respect of his service as a director in fiscal year 2010 because he was an employee of the Company. He stepped down from his position as Dole’s Vice President, New Products and Corporate Development effective January 28, 2011, which he indicated will enable him to devote his full time and energies to his duties as CEO of privately-held NovaRx, and will therefore entitle him to compensation as a non-employee director on a pro-rated basis for fiscal year 2011.

Deferred Compensation.  The Non-Employee Director Deferred Cash Compensation Plan is a program in which each non-employee director may defer up to 100% of his or her total annual retainer and meeting fees. Amounts deferred under this program are distributed to each non-employee director at the termination of service as a director, either as a lump-sum, or in equal annual cash installments over a period not to exceed five years. None of the non-employee directors elected to defer the annual retainer or fees in 2010.

Annual Physical.  In line with the Company’s focus on health and wellness, each non-employee director has an annual executive physical benefit of up to $6,000 at a facility determined by the Company. Non-employee directors are responsible for any imputed income taxes due through use of this benefit.

Contacting the Board of Directors

Any stockholder, employee or interested party who desires to communicate with individual directors, a committee of the Board, the Board of Directors as a group, the directors who are not also executive officers as a group or the independent directors as a group, may do so by writing to the Board of Directors, c/o Corporate Secretary, Dole Food Company, Inc., One Dole Drive, Westlake Village, California, 91362, in an envelope marked confidential. All communications will be received and processed by the Company’s legal department. Unless indicated otherwise, communications about accounting, internal control and audits will be referred to the Audit Committee. Parties may communicate anonymously if so desired.

All communications required by law or regulation to be relayed to the Board of Directors are relayed immediately after receipt. Any communications received by management from stockholders or other interested parties which have not also been sent directly to the Board of Directors will be processed as follows: (1) if the party specifically requests that the communication be sent to the Board, the communication will then be promptly relayed to the Board of Directors; and (2) if the party does not request that the communication be sent to the Board of Directors, then management will promptly relay to the Board all communications that management, using its judgment, determines should be relayed to the Board.

Individuals may also report misconduct, raise issues or simply ask questions, including with respect to any questionable accounting, internal control or auditing matters concerning the Company, without fear of dismissal or retaliation of any kind. Reports may be made anonymously and confidentially:

1. Online at www.doleintegrity.com;

2. Through the Company’s Integrity Hotline, 888-236-7527 in the U.S., Canada and Guam, and in other countries at the toll free number provided on the Company’s website, www.dole.com, by following the links to “Company Information,” “Investors,” “Corporate Governance,” “Code of Conduct” and “Toll Free International Numbers” or

3. In accordance with the Company’s Audit Committee Procedures for Handling Accounting and Auditing Complaints and Concerns, available on the Company’s website at www.dole.com by following the links to “Company Information,” “Investors,” “Corporate Governance” and “Report Accounting Issues.”

Corporate Governance

The Company monitors developments in the area of corporate governance and routinely reviews its processes and procedures in light of such developments. Accordingly, the Company reviews federal laws affecting corporate governance such as the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 as well as various rules promulgated by the SEC and the NYSE. The Company has procedures and practices in place that are designed to enhance and protect the interests of its stockholders.

Corporate Governance Guidelines

In furtherance of this practice, the Board of Directors has approved Corporate Governance Guidelines for the Company. The Corporate Governance Guidelines address, among other things: the role and the composition of the Board of Directors, including membership criteria and leadership; how the Board of Directors functions, including with respect to prior review of materials, access to management and advisors, executive sessions of directors who are not also executive officers; succession planning for the position of CEO and certain top management positions and reviews of management; the structure and functioning of committees of the Board of Directors; and director independence. The full text of the Corporate Governance Guidelines is available on the Company’s website www.dole.com by following links to “Company Information,” “Investors” and “Corporate Governance” or upon written request to the Company, as described in “Additional Information — Annual Report, Financial and Other Information” below.

Code of Conduct

The Board of Directors has also adopted a Code of Conduct applicable to all of the Company’s employees as well as the members of the Board of Directors. The Code of Conduct, along with the Corporate Governance Guidelines, serves as the foundation for the Company’s system of corporate governance. Among other things, the Code of Conduct: provides guidance for maintaining ethical behavior; requires that employees, including officers and directors comply with applicable laws and regulations; provides guidance for protecting confidential information and Company assets; prohibits conflicts of interest; addresses the Company’s policies with respect to gifts and political contributions; and provides mechanisms for reporting violations of the Company’s policies and procedures, including the Code of Conduct.

In the event the Company makes any amendment to, or grants any waiver, including an implicit waiver, from, a provision of the Code of Conduct that applies to the Company’s principal executive officer, principal financial officer or principal accounting officer that requires disclosure under applicable SEC rules, the Company intends to disclose the amendment or waiver and the reasons therefor on the Company’s website www.dole.com within four business days of the date of the amendment or waiver. The full text of the Code of Conduct is available on the Company’s website www.dole.com by following links to “Company Information,” “Investors” and “Corporate Governance” or upon written request to the Company, as described in “Additional Information — Annual Report, Financial and Other Information” below.

Audit Committee Matters

Audit Committee Report

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility with respect to the financial statements and the reporting process of the Company, and the Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles. The Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended January 1, 2011, with the Company’s management.

2. The Audit Committee has discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, among other things.

3. The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2011, for filing with the SEC.

Respectfully submitted,

Dennis M. Weinberg, Chairman
Andrew J. Conrad
Sherry Lansing

Pre-Approval Policies and Procedures

The Audit Committee has adopted a written policy for the pre-approval of audit, audit-related and non-audit services to be provided by the Company’s independent registered public accounting firm. In general, the Company’s independent registered public accounting firm cannot be engaged to provide any audit or non-audit services unless the engagement is pre-approved by the Audit Committee in compliance with the Sarbanes-Oxley Act of 2002. Certain basic services may also be pre-approved by the Chairman of the Audit Committee under the policy. However, any service that is not specifically pre-approved under the policy must be specifically pre-approved by the Audit Committee if it is to be provided by the independent registered public accounting firm.

Audit, Audit-Related and Non-Audit Fees

Set forth below are the fees paid by the Company to its independent registered public accounting firm, Deloitte & Touche LLP, for the fiscal periods indicated, all of which were pre-approved by the Audit Committee (amounts in thousands).

	2010	2009

Audit fees	$4,783	$7,186
Audit-related fees	225	453
Tax fees	84	244
All other fees	—	—
Total	$5,092	$7,883

Audit Fees — Consist of fees for professional services rendered for the audit of the Company’s annual consolidated financial statements and review of financial statements included in the Company’s Forms 10-Q, or services that are normally provided by the Company’s independent registered public accounting firm in connection with statutory or regulatory filings or engagements for those fiscal years. Such services include those associated with reports or other documents filed with the SEC such as the issuance of consents, filings on Form 8-K, responding to SEC comment letters or other inquiries by regulators related to accounting or disclosure matters, as well as the issuance of comfort letters related to debt offerings. Audit fees include fees associated with the audit of the Company’s internal control over financial reporting.

Additionally, audit fees during 2009 included approximately $1.5 million for services provided in connection with the IPO.

Audit-Related Fees — Consist of fees for services that are reasonably related to the performance of the audit or review of the Company’s financial statements, including fees for the performance of audits and attest services not required by statute or regulations; audits of the Company’s employee benefit plans; due diligence activities related to mergers, acquisitions and investments; and accounting consultations about the application of generally accepted accounting principles to proposed transactions.

Tax Fees — Consist of fees for tax compliance, tax planning and tax advice. Corporate tax services encompass a variety of permissible services, including: technical tax advice related to U.S. and international tax matters; assistance with foreign income and withholding tax matters; assistance with sales tax, value added tax and equivalent tax related matters in local jurisdictions; preparation of reports to comply with local tax authority transfer pricing documentation requirements; and assistance with tax audits.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

Summary

Dole’s executive pay programs are designed to provide competitive pay opportunities for our executives if they execute the strategic goals and objectives upon which our incentive programs are based. The majority of executive pay for our Named Executive Officers comes through incentive-based pay. This is contingent pay that can only be realized if performance goals are achieved. These performance goals seek to strike the balance between short-term performance and sustained multi-year performance and focus on internal metrics of performance (e.g., traditional accounting measures). These goals are selected because, when achieved, Dole believes they will generally lead to the creation of stockholder value creation through stock price appreciation.

In order to ensure that the pay opportunities we provide are competitive, we engage in annual market benchmarking exercises. This benchmarking is performed by the Corporate Compensation and Benefits Committee’s (the “Compensation Committee”) independent consultant, which benchmarks total pay opportunities to a group of food and consumer products companies that approximates the labor market for executive talent at Dole.

Based on our benchmarking activities we set salaries, bonus targets and long-term incentive opportunities for our executive team.

Our annual incentive plan rewards achievement relative to cash flow, debt management and earnings-related performance. These performance goals are challenging in nature and were approved by the Compensation Committee. Opportunities under this bonus plan are capped so as to limit overall executive rewards and to guard against potential risk-seeking behavior that may be associated with unlimited payout opportunities.

Our long-term incentives are provided through a combination of stock options, performance shares, restricted stock and other forms of incentive bonuses under the 2009 Stock Incentive Plan (the “2009 Stock Plan”). Stock options align our executives with stockholders as they only realize value through options when the stockholder does. Our performance share plan provides payout opportunities if three year debt reduction targets are achieved. Similar to the bonus plan, these goals were approved by the Compensation Committee, and our payouts are capped so as to limit total payout opportunity. Our restricted stock program acts as a stockholder alignment and retention device as it vests only after three years of service is rendered to the Company. To further reinforce the alignment between our executive team and our stockholders, each of the Named Executive Officers is subject to stock ownership guidelines ranging from three to five times the executive’s base salary.

Dole strives to develop compensation programs that are in the best interests of stockholders. To this end we have not engaged in stock option repricing, and we grant equity awards pursuant to a fixed schedule (no springloading, no backdating). We do not provide excessive perquisites, nor do we provide tax gross-ups on perquisites (with the exception of the Company’s one-time reimbursement of certain transfer expenses and taxes noted in “Perquisite and Other Agreements” below) or the vesting of equity awards. We do not have any employment agreements with our executive officers. We do not guarantee any bonus or incentive plan payments, and we do not pay dividend equivalents on unvested performance shares.

Objectives

The primary components of pay for Dole’s Named Executive Officers are base salary, annual incentives and long-term incentives. These programs are designed to be competitive with both general industry and food and consumer products companies and to align the Named Executive Officers’ incentives with the long-term interests of Dole. The Company’s compensation policies are intended to enable Dole to attract and retain top quality management as well as to motivate management to set and achieve aggressive goals in their respective areas of responsibility. The compensation setting process consists of targeting total compensation for each Named Executive Officer and reviewing each component of compensation both individually and as a component of overall compensation.

The Company’s “Named Executive Officers” refers to those officers identified in “Summary Compensation Table” below. The Company’s Named Executive Officers for 2010 were: David H. Murdock, Chairman of the Board; David A. DeLorenzo, President and Chief Executive Officer; C. Michael Carter, Executive Vice President, General Counsel and Corporate Secretary; and Joseph S. Tesoriero, Executive Vice President and Chief Financial Officer.

Corporate Compensation and Benefits Committee Role

The Compensation Committee meets as often as required during the year in furtherance of its duties, including an annual review of compensation for the Named Executive Officers. As discussed in “The Board of Directors — Committees of the Board — Corporate Compensation and Benefits Committee — Role of Compensation Consultants” above, the Company retained the services of Exequity, LLP, an executive compensation consulting firm, in fiscal year 2010 to review periodically the competitiveness of the Company’s executive compensation programs relative to comparable companies. Exequity is an independent compensation consulting firm that reports directly to the Compensation Committee and does not provide any nonexecutive compensation services to the Company.

Role of Named Executive Officers in Compensation Decisions

Mr. Murdock and the Compensation Committee annually review Mr. DeLorenzo’s performance and receive input from Mr. DeLorenzo with respect to the performance of Messrs. Carter and Tesoriero. Neither Mr. Murdock nor Mr. DeLorenzo provides input on their own compensation. Recommendations with respect to each component of pay are presented to the Compensation Committee for approval. The Compensation Committee can exercise its discretion with respect to recommendations made for any Named Executive Officer.

Benchmarking

The Compensation Committee compares each component of its pay program against a group of food and consumer products companies. The Compensation Committee also compares pay components to other general industry companies. In order to ensure that the peer group continued to comprise companies that approximate the labor market for executive talent for Dole, the following revisions were made to the peer group in 2010: Hain Celestial Group, Seneca Foods Corporation, Central Garden & Pet Company, and Spectrum Brands, Inc. were added and PepsiAmericas Inc. was removed. The Compensation Committee annually reviews the peer group for ongoing appropriateness. The current group comprises 22 companies. Annual revenues range from approximately $1 billion to $12 billion. Dole’s revenues fall within the third quartile of this group. For 2010, the companies in the group were as follows:

Campbell Soup Company	Del Monte Foods Company	The Hershey Company	Seneca Foods Corporation
Central Garden & Pet Company	Dr. Pepper Snapple Group	Hormel Foods Corp.	Smithfield Foods Inc.
Chiquita Brands International, Inc.	Fresh Del Monte Produce Company	Kellogg Company	Spectrum Brands, Inc.
ConAgra Foods, Inc.	General Mills, Inc.	McCormick & Company, Inc.	J.M. Smucker Company
Corn Products International Inc.	H. J. Heinz Company	Ralcorp Holdings Inc.
Dean Foods Company	Hain Celestial Group	Sara Lee Corporation

The Compensation Committee also uses data from general industry surveys to benchmark pay for executives. These surveys typically provide total compensation data for standard benchmark jobs. The Compensation Committee considers a revenue cut of the survey that approximates Dole in terms of overall size. The general industry data are viewed by the Compensation Committee as a secondary reference point in quantifying competitive market values for executive positions. The Compensation Committee set base salary and annual incentives at the median of other similarly sized companies and recognizes that, for 2010, long-term compensation continues to trail the median.

Total Direct Pay Compensation

Total direct pay at Dole has three components: base salary, annual cash incentives and long-term incentive programs.

Dole targeted 2010 total direct pay as follows: for the Chairman, approximately $2 million; for the President and Chief Executive Officer, approximately $4.4 million; for the Executive Vice President, General Counsel and Corporate Secretary, approximately $1.8 million; and, for the Executive Vice President and Chief Financial Officer, approximately $1.6 million. These total direct pay figures represent “opportunity” and, except for base salary, are not guaranteed amounts. As described below, a very significant portion of these value targets (65% — 75%) comes through incentive plans that are based on performance. If threshold levels of performance are not achieved, these incentive awards will not be earned.

Based on a competitive review, total direct pay for all the Named Executive Officers (excluding the Chairman) falls slightly below the median benchmarks due to below-median long-term incentive opportunity.

Under Dole’s current total compensation structure, the approximate mix of base salary, annual incentive and long-term incentive programs for the Named Executive Officers (exclusive of the Chairman) is as follows: 25% — 35% to base salary; 25% — 30% to annual incentives; and 40% — 45% to long-term incentive programs. In allocating total compensation among these components of pay, the Compensation Committee believes the compensation package should be predominantly performance-based since these individuals have the greatest ability to affect and influence the financial performance of the Company.

Base Salary

The Compensation Committee wants to provide a base salary that is commensurate with the position in the Company and is comparable to what other individuals in similarly situated positions might receive. Base salaries are approximately 25% — 35% of total direct compensation. The Compensation Committee considers each Named Executive Officer’s position relative to the market, his responsibilities and performance in the job. Based on benchmarking data, no changes were made to the base salaries of the Named Executive Officers in 2010. Based on market data and factors noted above, the Compensation Committee decided on the pay levels noted in “Summary Compensation Table” below.

Annual Incentives

Dole’s annual discretionary incentive program, the One-Year Management Incentive Plan (the “One-Year Plan”), has target bonuses for the Named Executive Officers, as a percentage of salary, ranging from 85% to 110%. The target bonuses for fiscal year 2010 for the Named Executive Officers were as follows: 110% of base salary for Mr. Murdock and Mr. DeLorenzo and 85% of base salary for Mr. Carter and Mr. Tesoriero. Payments are generally made if the specified minimum level of financial performance is realized and may be increased to maximum levels only if substantially higher performance levels are attained, subject to the discretion of the Compensation Committee. For fiscal year 2010 the maximum opportunity in the annual incentive program was capped at 200% of target bonus. Payments under the One-Year Plan may be made, even if the Named Executive Officer is no longer employed by the Company, if termination results from normal retirement, death or disability (as defined in the One-Year Plan).

The following table summarizes the target and maximum bonus amounts for each Named Executive Officer under the One-Year Plan for fiscal year 2010:

Name	Target Bonus Amount	Maximum Bonus Amount

David H. Murdock	$1,050,500	$2,101,000
David A. DeLorenzo	$1,320,000	$2,640,000
C. Michael Carter	$514,250	$1,028,500
Joseph S. Tesoriero	$425,000	$850,000

The annual financial performance goals (discussed in more detail below) are recommended by management and set by the Compensation Committee. The financial performance goals are structured to present a challenging, yet achievable profitability scenario for the Company. The Compensation Committee sets the minimum, target and maximum levels such that the relative difficulty of achieving the target level is consistent from year to year.

Consistent with the approach for allocating total target compensation among the three components of compensation, target annual cash incentive levels for the Named Executive Officers under the One-Year Plan are approximately 25% to 30% of total direct compensation.

The financial performance goals are the same for each of the Named Executive Officers and each may earn 100% of his targeted incentives if the established target for the financial performance goals are met. The Compensation Committee may approve discretionary payments to the Named Executive Officers if the financial performance goals in a given fiscal year are not attained, in recognition of their respective overall performance at the Company.

Metrics for Fiscal 2010

The Compensation Committee selected a combination of cash flow return on investment (“CFROI”) and the year-end net-debt-to-EBITDA ratio (“Debt Ratio”) as the financial performance metrics for annual incentive payments. CFROI was weighted at 80% in funding the incentive pool because the Compensation Committee determined that it provides the best view and the most direct and accurate measurement of annual consolidated performance. The Debt Ratio is determined by dividing the net debt at the end of the year by consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”). The Debt Ratio was weighted at 20% in funding the incentive pool as it is also an important objective of the Company.

For fiscal 2010, the incentive pool was funded as described above, 80% funding based on a CFROI target of 11.72% and 20% funding based on a Debt Ratio target of 3.0. Actual results were a CFROI of 10.46% and a Debt Ratio of 3.79. For purposes of setting the targets, CFROI is our annual budgeted EBITDA divided by budgeted investment. This is the annual budget we use for operating and planning purposes and is not a special budget used for compensation purposes.

In determining the achievement of CFROI and Debt Ratio goals in 2010, the Compensation Committee approved the incentive pool based on CFROI and Debt Ratio, in both cases adjusted for unusual or non-operational items. 2010 results for both performance measures were below targets, resulting in an average pool of approximately 60% of target incentives to the Named Executive Officers.

Metrics for Fiscal 2011

The combination of CFROI and Debt Ratio have again been selected as the financial metrics for fiscal 2011. The Compensation Committee continues to believe that this combination, and the greater weighting of CFROI, provides the most direct and accurate measurement of annual business performance.

Long-Term Incentives

Historically, Dole provided cash-based long-term incentive awards pursuant to the Sustained Profit Growth Plan (the “Growth Plan”), which provided for annual awards, each with three-year incentive periods. Payments have been made with respect to the 2008 — 2010 incentive period under the Growth Plan, which was the final Growth Plan cycle, as described in greater detail below. Following the Company’s IPO, the Company replaced the Growth Plan with equity-based long-term incentives granted under the 2009 Stock Plan, and in 2011, the Company adopted a self-funded cash long-term incentive program in the form of incentive bonuses under the 2009 Stock Plan (the “2011 LTIP”), with payment based on adjusted EBITDA performance.

Equity Incentive Awards

During fiscal 2010, the Company granted equity awards to each Named Executive Officer (other than Mr. Murdock, given his existing ownership stake). The equity awards were a combination of restricted stock, stock option and performance share awards. The table below reflects the grants made to the Named Executive Officers during fiscal 2010. In an effort to balance the objectives of stockholder value creation with retention and share conservation, the Compensation Committee decided to issue the mix of stock options, restricted stock and performance shares shown in the proportions described below.

			Performance Shares
Name	Stock Options	Restricted Stock	(Target)

David H. Murdock	0	0	0
David A. DeLorenzo	255,000	42,500	42,500
C. Michael Carter	100,000	16,667	16,667
Joseph S. Tesoriero	100,000	16,667	16,667

The grants reflected in the table above were the only grants made to the Named Executive Officers during fiscal 2010.

The stock options granted to the Named Executive Officers in fiscal 2010 vest ratably over three years from the date of grant, subject to continued employment through each vesting date The fiscal 2010 restricted stock awards vest on the third anniversary of the date of grant, subject to continued employment through the vesting date.

The performance shares granted to the Named Executive Officers in fiscal 2010 will vest based upon the achievement of a net debt reduction target at the end of the three fiscal year performance period ending with the Company’s 2013 fiscal year. Final award amounts will be determined at the end of the three-year period and will range from 0% — 200% of the Named Executive Officers’ targeted awards and will be based on actual results compared against the net debt reduction target set at the beginning of the three-year period. The net debt reduction target was not established by the Compensation Committee at the time of grant, but instead was established at the Compensation Committee’s February 24, 2011 meeting. Under applicable accounting guidelines, the performance share awards were considered granted (for accounting purposes) on February 24, 2011, the date of the applicable Compensation Committee meeting. As a result, under SEC compensation disclosure rules, the performance share awards are not reflected in the Summary Compensation Table and Grant of Plan-Based Awards Table in this proxy statement, but will instead be included in those tables in the proxy statement for the annual meeting for fiscal year 2011.

Although fiscal year 2010 was the first year the performance share awards were granted, the Compensation Committee intends to set the performance targets under future performance shares, if any, such that the relative difficulty of achieving the target level is consistent from year to year and similar to the level of difficultly with respect to any prior awards. Maximum award levels are intended to reflect very ambitious goals which can only be attained when business results are exceptional, thus justifying the higher award payments. Similarly, if performance falls short of specified levels, there will be no payout under the performance share awards. Achievement of the Company’s three-year financial plan can be difficult to reach and is subject to the volatile nature of Dole’s businesses, which can be impacted by numerous factors, such as exposure to such commodity input costs as fuel, shipping and packaging, as well as product supplies which can be impacted by weather, political risk, currency fluctuations and other factors.

Sustained Profit Growth Plan for Incentive Period Ended 2010

The Growth Plan contemplated annual awards, each with three-year incentive periods. Each Named Executive Officer’s payment in connection with each award is determined as of the end of the incentive period for that award, and is paid in a lump sum no later than 90 days following the end of the incentive period. The performance measures and targets were recommended by management and set by the Compensation Committee. The Compensation Committee authorized all of the Named Executive Officers to participate in the Growth Plan.

The Named Executive Officers have identical performance goals and earn 100% of their targeted long-term incentive payments if financial performance goals are achieved. Under the Growth Plan, potential payments range from 0% to 300% of a Named Executive Officer’s target. There is no discretionary pay component available under the Growth Plan. Achievement of target awards under this plan requires Company performance, on a consolidated basis, to meet three-year performance goals. Such goals are driven by the Company’s three-year financial and operating plan.

The Growth Plan for the 2008 — 2010 Incentive Period (the “2008 Incentive Period”) was calculated based on achievement of two factors: (a) the ending leverage ratio (net debt at the end of the 2008 Incentive Period, divided by EBITDA for the last year of the 2008 Incentive Period), and (b) the average annual EBITDA for the 2008 Incentive Period, in each case adjusted for unusual or non-operational items. The ending leverage ratio goal was 4.39 and the average annual EBITDA goal was $400 million. The Company’s ending leverage ratio and average EBITDA over the 2008 Incentive Period, adjusted under the Growth Plan, were 4.427 and $406.5 million, respectively, which resulted in a combined achievement relative to targeted performance under the Growth Plan for the 2008 Incentive Period of 99.9% of target.

Payment under the Growth Plan for the 2008 Incentive Period was formula driven and was paid in 2011 as follows: the Chairman received $1,423,575; the President & Chief Executive Officer received $1,798,200; the Executive Vice President, General Counsel and Corporate Secretary received $749,250; and the Executive Vice President and Chief Financial Officer received $516,983.

Retirement Plan

Until December 31, 2001, Dole maintained a traditional defined benefit pension plan. Subsequent to that time no new participants were added to the plan and benefits under the plan for existing participants were frozen. The Company did institute a five-year transition benefit plan for long-term employees, which concluded at the end of 2006. Mr. Tesoriero was not an employee of the Company prior to the freeze, and so had not accrued any benefit under the benefit pension plan prior to the freeze. Mr. Carter is entitled to receive an annual retirement benefit of approximately $5,747. Mr. DeLorenzo received $314,217 in pension benefit payments in 2010. Mr. DeLorenzo retired on December 29, 2001 and began receiving retirement benefit payments in 2002. He was rehired in June 2007 and continues to receive retirement benefit payments. In addition, since Mr. DeLorenzo had been a pension plan participant prior to July 1975, a portion of his retirement benefit payment is based on variable units, which fluctuate in value based on stock market changes. Therefore, the amount of his retirement benefit payment may change from year-to-year to reflect annual changes in the value of the variable units. Mr. Murdock is over the age of 70 1/2 and, as required by the Internal Revenue Code, received $146,341 in pension benefit payments in 2010. If any individual’s benefit under the pension plan exceeds the maximum annual benefit or the maximum compensation limit, Dole will pay the excess from an unfunded supplemental retirement plan. Additional details regarding the supplemental retirement plan are provided in “Pension Benefits” below.

Savings Plans

Dole matches contributions to the 401(k) plan up to 6% of eligible compensation. Effective July 5, 2009 through July 3, 2010, Dole reduced its match to the 401(k) plan to $0.50 of each dollar contributed up to 6% of eligible compensation. On July 4, 2010, Dole reverted back to matching 100% of each dollar contributed up to 6% of eligible compensation. In addition, effective July 4, 2010, the Company began to annually contribute a percentage (1% — 2%) of eligible pay to the 401(k) plan, based on the number of years of service with Dole.

The Named Executive Officers, as well as other U.S. based senior executives, are eligible to participate in the Excess Savings Plan where eligible employees can contribute up to 100% of eligible earnings (base pay and annual incentive). Additional details regarding the Excess Savings Plan can be found in “Nonqualified Deferred Compensation” below.

Perquisite and Other Agreements

Perquisites for the Named Executive Officers (except for Mr. Murdock) are the reimbursement of up to $5,000 per year for financial planning and a Company-paid annual executive physical not to exceed $6,000. During 2010, the Company elected (1) to continue to provide Messrs. Carter and Tesoriero with Company cars, insurance costs and maintenance through the end of the year; and (2) to make a taxable gift of the respective cars to them by fiscal year 2010 end, which were valued at $12,750 for Mr. Carter and $7,875 for Mr. Tesoriero, together with a cash payment of $10,150 for Mr. Carter and $7,267 for Mr. Tesoriero, representing reimbursement for certain transfer expenses and taxes. These perquisites have been reviewed as competitive and consistent with perquisites offered in the marketplace for similarly situated executives. The values of these perquisites are reflected in “Summary Compensation Table” below.

The Dole airplane (co-leased with a company owned by Mr. Murdock) was used by Mr. Murdock in 2010 solely for business purposes. The costs to Dole of these expenses are discussed in “Certain Relationships and Related Party Transactions” below.

The Named Executive Officers participate in the Company’s other benefit plans on the same terms as other employees. These plans include medical and dental insurance, life insurance, long-term disability and charitable gift matching (limited to $500 per employee per year).

Employment Agreements

As of end of the 2010 fiscal year, Dole was not party to any employment agreements with the Named Executive Officers.

Severance and Change of Control Arrangements

The Named Executive Officers participate in the same severance program, on the same terms, as all other eligible employees. The program provides for severance pay upon certain involuntary terminations based upon years of service.

Double-trigger change of control agreements are in place for the Named Executive Officers. As discussed in “Change of Control” below, the Company believes these change of control agreements are important in order to keep these executives focused on Dole’s business should a change of control occur or be contemplated.

The Company’s change of control benefits for the Named Executive Officers include a gross-up payment in connection with Internal Revenue Code Section 280G (referred to as the Section 280G gross-up). The Section 280G tax on “excess parachute payments” is assessed, in part, based on Form W-2 income over the five year period (or lesser period if the executive officer has not been employed with the employer for a full five years) preceding a termination in connection with a change of control. Thus, the amount of tax imposed varies depending on factors such as whether the executive officer elected to defer compensation or to exercise equity awards under the 2009 Stock Plan and how long the executive officer has been employed with the Company. The Section 280G gross-up payments are intended to make certain that the payments and benefits actually received by the Named Executive Officers, net of Section 280G excise tax, are consistent with the Company’s compensation decisions and do not vary arbitrarily due to the operation of the tax rules. For these reasons, the Company believes that the provision of the Section 280G gross-up payments for the Named Executive Officers is appropriate. In 2010, the Compensation Committee, at management’s recommendation, adopted a new form of change of control agreement that does not contain an excise tax gross-up and that will apply to all future executive officers, although the current Named Executive Officers will continue to have excise tax gross-up protection under their existing change of control agreements.

In addition, consistent with the purposes behind certain of the grants of restricted stock made to the Named Executive Officers in connection with the Company’s IPO, those awards provide for accelerated vesting upon a termination of the applicable Named Executive Officer’s employment by the Company without Cause or by the employee for Good Reason at any time (whether or not in connection with a change of control and each as defined in “Change of Control” below).

See the discussion in “Severance” and “Payments upon Termination or Change of Control” below for further information on the Company’s severance and change of control arrangements.

Stock Ownership Guidelines

Dole has adopted stock ownership guidelines for our Named Executive Officers to encourage them to build their ownership position in the Company’s common stock. Each Named Executive Officer will be required to acquire and hold Company common stock in an aggregate amount having values equivalent to the multiples of base salaries indicated below, with such goal to be achieved by the end of fiscal year 2015, taking into account the value of their respective shares of common stock owned and restricted stock awards both vested and unvested, and excluding shares held as custodian under the UGMA for children or grandchildren. These guidelines are presented as stock value as a multiple of base salary as follows:

Stock Value as a Multiple of
Position	Base Salary

President & Chief Executive Officer	5 times
Other Named Executive Officers	3 times

As of December 31, 2010, the President and Chief Executive Officer satisfied his ownership guideline. The Executive Vice President, General Counsel and Corporate Secretary, and the Executive Vice President and Chief Financial Officer have achieved approximately 51% and 62%, respectively, of ownership guidelines.

Policy Regarding Restatements

The Company does not have a formal policy requiring a fixed course of action with respect to compensation adjustments following later restatements of financial results. Under those circumstances, the Board of Directors or

Compensation Committee would evaluate whether compensation adjustments were appropriate based upon the facts and circumstances surrounding the restatement. The Sarbanes-Oxley Act of 2002 includes a clawback provision that allows the SEC to seek disgorgement of incentive compensation received by a company’s chief executive officer and chief financial officer within 12 months after the issuance of financial information that is restated because of a material noncompliance with reporting requirements as a result of misconduct.

The Dodd-Frank Act directs the SEC to issue rules to require national securities exchanges and national securities associations to list only those companies that implement a policy requiring the mandatory recoupment of incentive compensation paid to current and former executive officers for the three-year period preceding a restatement of the Company’s financial statements that would not have been paid under the restated financial statements. The SEC is expected to adopt final rules implementing this portion of the Dodd-Frank Act in late 2011 or early 2012. On or before the effective date of those rules, Dole will adopt a clawback policy that complies with the final rules as adopted by the SEC and the NYSE.

Tax Deductibility

The Company generally intends to have plans that will maximize tax deductibility for the Company. The Company has considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to the Named Executive Officers. Section 162(m) places a limit of $1 million on the amount of compensation that a publicly held corporation may deduct in any one year with respect to its chief executive officer and each of the next three most highly compensated executive officers (other than its chief financial officer). Under Section 162(m), transition rules generally exempt compensation paid under plans in existence before the IPO. However, base salaries to the extent they exceed $1 million will not be deductible under Section 162(m). In addition, the Company may authorize other compensation payments that do not comply with the exemptions in Section 162(m) when the Company believes that such payments are appropriate to attract and retain executive talent.

Corporate Compensation and Benefits Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion & Analysis with management. Based on its review and discussion with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion & Analysis be included in this Proxy Statement.

Respectfully submitted,

Andrew J. Conrad, Chairman
Elaine L. Chao
Sherry Lansing

Summary Compensation Table

The table below summarizes total compensation paid, earned or awarded to each of the Named Executive Officers for the fiscal years ended January 1, 2011, January 2, 2010 and January 3, 2009.

							Change in
							Pension Value
							and
							Nonqualified
						Non Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)(1)	($)(2)	($)(3)	($)(3)	($)(4)	($)(5)	($)(6)	($)

David H. Murdock	2010	955,000	621,224	0	0	1,423,575	120,157	19,809	3,139,765
Chairman of the Board	2009	951,538	0	0	0	892,050	261,327	3,462	2,108,377
	2008	968,269	1,269,226	0	0	541,500	(114,009)	33,057	2,698,043
David A. DeLorenzo	2010	1,200,000	780,595	413,950	1,104,150	1,798,200	156,923	104,925	5,558,743
President and Chief	2009	1,200,000	0	3,958,338	1,984,500	835,200	402,150	94,182	8,474,370
Executive Officer	2008	1,223,077	1,374,199	0	0	0	(272,894)	76,965	2,401,347
C. Michael Carter	2010	605,000	304,107	162,337	433,000	749,250	7,763	58,404	2,319,861
Executive Vice President,	2009	601,538	0	625,000	661,502	348,000	6,342	25,195	2,267,577
General Counsel and Corporate Secretary	2008	611,538	619,431	0	0	254,125	25,693	53,929	1,564,716
Joseph S. Tesoriero	2010	500,000	251,328	162,337	433,000	516,983	16,336	45,916	1,925,900
Executive Vice President	2009	500,000	0	625,000	661,502	240,120	5,336	54,408	2,086,366
and Chief Financial Officer	2008	482,692	505,464	0	0	185,725	4,955	38,995	1,217,831

(1)	Dole operates on a 52/53 week fiscal year (the fiscal year ends on the Saturday closest to December 31) and, as a result, fiscal year 2008 was a 53-week year (with accordingly higher salary) while fiscal years 2009 and 2010 were 52-week years. Mr. Tesoriero received an increase to base salary in 2009, accounting for his higher salary in 2009 and 2010. Messrs. Murdock and Carter’s annual car allowance benefit of $5,000 was folded into annual base salary in the fourth quarter of 2009, accounting for their higher salaries in 2009 and 2010.

(2)	Bonus amounts shown for each fiscal year reflect cash payments made in the subsequent fiscal year with respect to performance for such fiscal year under the One-Year Plan.

(3)	The amounts reported represent the aggregate grant date fair value for restricted stock and options granted during the fiscal year, as calculated in accordance with FASB Accounting Standards Codification Topic 718. See Note 22 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal year 2010, filed on March 14, 2011, for assumptions used in the calculation of the amounts shown and additional information regarding the Company’s share-based compensation. As for the performance shares granted to the Named Executive Officers in fiscal year 2010, under applicable accounting guidelines, these awards were considered granted (for accounting purposes) on February 24, 2011, the date of the Compensation Committee meeting when the net debt reduction target was established. As a result, under SEC compensation disclosure rules, the performance share awards are not reflected in this Summary Compensation Table, but will instead be included in this table in the proxy statement for the annual meeting for fiscal year 2011. See “Compensation Discussion & Analysis — Long Term Incentives — Equity Incentive Awards” above.

(4)	Amounts shown for 2010 reflect awards earned for the 2008 Incentive Period, which were paid in March 2011, under the Growth Plan. See “Compensation Discussion & Analysis — Long Term Incentives — Sustained Profit Growth Plan for Incentive Period Ended 2010” above.

(5)	The amounts shown reflect the actuarial decrease or increase in the present value of Mr. Murdock’s, Mr. DeLorenzo’s and Mr. Carter’s benefits under all pension plans established by the Company using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements and include amounts which the Named Executive Officer may not currently be entitled to receive. In general, the present value of the benefits under the pension plans increase until attainment of age 65 and thereafter decrease due to the mortality assumptions. Also reflected in the amounts shown are the annual earnings on each Named Executive Officer’s deferred compensation balance. The 2010 change in actuarial value for each of the Named

Executive Officers is as follows: for Mr. Murdock $94,234; for Mr. DeLorenzo $119,464; and, for Mr. Carter $696. Mr. Tesoriero joined Dole after the defined benefit plans were frozen and therefore does not have a benefit. The amounts shown for 2010 also include interest earnings in excess of 120% of the January 2010 applicable federal rate on non-qualified deferred compensation as follows: for Mr. Murdock $16,653; for Mr. DeLorenzo $22,147; for Mr. Carter $4,111; and, for Mr. Tesoriero $9,553.

(6)	The 2010 amounts shown include the following: (1) Dole’s matching contributions to both the 401(k) and Excess Savings Plans of Dole Food Company, Inc. (see “Compensation Discussion & Analysis — Savings Plans” above and “Nonqualified Deferred Compensation” below) on behalf of Mr. Murdock $19,809, Mr. DeLorenzo $75,508, Mr. Carter $30,504 and Mr. Tesoriero $22,221; (2) for Mr. DeLorenzo, $21,213 above market interest earned on deferred compensation as an outside director prior to June 2007 when he was rehired as an employee; (3) the value attributable to personal use of the company-provided automobiles to Mr. Carter and Mr. Tesoriero during 2010 and the taxable gift of the respective automobiles by year end to them, valued at $12,750 for Mr. Carter and $7,875 for Mr. Tesoriero, together with a cash payment of $10,150 for Mr. Carter and $7,267 for Mr. Tesoriero, representing reimbursement for certain transfer expenses and taxes; and the value attributable to personal use of the company-provided automobile for Mr. Tesoriero $2,162; (4) the cost of financial planning services reimbursed (amounts are included in the executive’s W-2 and taxes are borne by the executive) by the Company for Mr. DeLorenzo $3,954, Mr. Carter $5,000 and Mr. Tesoriero $2,841; and (5) the cost of an annual executive physical for Mr. DeLorenzo $4,250 and for Mr. Tesoriero $3,550.

2010 Grants of Plan-Based Awards Table

The following table sets forth all grants of plan-based awards made to the Named Executive Officers during the fiscal year 2010.

					All Other Stock	All Other Option		Grant Date Fair
		Estimated Future Payouts Under			Awards, Number	Awards: Number of	Exercise or	Value of Stock
		Equity Incentive Plan Awards			of Shares of	Securities	Base Price	and Option
	Grant	Threshold	Target	Maximum	Stock or Units	Underlying Options	of Option	Awards
Name	Date	($)	($)	($)	(1)	(2)	Awards ($/sh)	(4)

David H. Murdock	—				—		—	—
David A. DeLorenzo	11/29/10				42,500			413,950
	11/29/10		(3)
	11/29/10					255,000	9.74	1,104,150
C. Michael Carter	11/29/10				16,667			162,337
	11/29/10		(3)
	11/29/10					100,000	9.74	433,000
Joseph S. Tesoriero	11/29/10				16,667			162,337
	11/29/10		(3)
	11/29/10					100,000	9.74	433,000

(1)	These shares vest in full on November 29, 2013.

(2)	The options vest in three equal installments commencing on November 29, 2011.

(3)	As for the performance shares granted to the Named Executive Officers in fiscal year 2010, under applicable accounting guidelines, these awards were considered granted (for accounting purposes) on February 24, 2011, the date of the Compensation Committee meeting when the net debt reduction target was established. As a result, under SEC compensation disclosure rules, the performance share awards are not reflected in this 2010 Grants of Plan-Based Awards Table, but will instead be included in this table in the proxy statement for the annual meeting for fiscal year 2011. See “Compensation Discussion & Analysis — Long Term Incentives — Equity Incentive Awards” above.

(4)	The grant date fair value was calculated in accordance with FASB ASC Topic 718. See Note 22 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal year 2010, filed on March 14, 2011, for assumptions used in the calculation of the amounts shown and additional information regarding the Company’s share-based compensation.

2010 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth equity awards of the Named Executive Officers outstanding as of January 1, 2011.

	Option Awards(1)				Stock Awards(2)
	Number of	Number of			Number of
	Securities	Securities			Shares or	Market Value
	Underlying	Underlying			Units of	of Shares or
	Unexercised	Unexercised	Option	Option	Stock That	Units of Stock
	Options (#	Options (#	Exercise	Expiration	Have Not	That Have Not
Name	Exercisable)	Unexercisable)	Price ($)	Date	Vested (#)	Vested ($)(3)(4)

David H. Murdock	—
David A. DeLorenzo	116,667	233,333	12.50	10/22/2019		—
					50,000	675,500
					177,778	2,401,781
		255,000	9.74	11/29/2020		961,350
					42,500	574,175
					42,500	574,175
C. Michael Carter	38,889	77,778	12.50	10/22/2019		—
					16,667	225,171
					22,222	300,219
		100,000	9.74	11/29/2020		—
					16,667	225,171
					16,667	225,171
Joseph S. Tesoriero	38,889	77,778	12.50	10/22/2019		—
					16,667	225,771
					22,222	300,219
		100,000	9.74	11/29/2020		—
					16,667	225,171
					16,667	225,171

(1)	All option awards vest ratably over a three-year period, commencing on the first anniversary of the date of grant, and have a term of ten years.

(2)	In 2009, the following number of shares of restricted stock were granted as annual grants pursuant to the Company’s equity-based long-term incentive program: Mr. DeLorenzo (50,000), Mr. Carter (16,667) and Mr. Tesoriero (16,667). These shares vest in full on October 28, 2012. The following number of shares of restricted stock were granted as a one-time IPO bonus: Mr. DeLorenzo (266,667), Mr. Carter (33,333) and Mr. Tesoriero (33,333). These shares vest in three equal annual installments commencing on October 28, 2010. The restricted stock was granted under the 2009 Stock Plan.

(3)	In 2010, the following number of shares of restricted stock were granted as annual grants pursuant to the Company’s equity based long-term incentive program: Mr. DeLorenzo (42,500), Mr. Carter (16,667) and Mr. Tesoriero (16,667). These shares will vest in full on November 29, 2013. The following number of performance shares were granted: Mr. DeLorenzo (42,500), Mr. Carter (16,667) and Mr. Tesoriero (16,667). The performance shares vest based upon the achievement of a net debt reduction target at the end of the three fiscal year performance period ending with the Company’s 2013 fiscal year. Final award amounts will be determined at the end of the three-year period and will range from 0% — 200% of the Named Executive Officers’ targeted awards and will be based on actual results compared against the net debt reduction target set at the beginning of the three-year period.

(4)	The market value was computed using the closing price ($13.51) of the Company’s common stock on the last trading day of the fiscal year, December 31, 2010.

2010 Option Exercises and Stock Vested

The following table sets forth information with respect to common stock acquired upon the exercise of stock options and the vesting of stock awards of the Named Executives Officers during fiscal year 2010.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired on	Value Realized on	Shares Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)

David H. Murdock	0		0	0
David A. DeLorenzo	0		88,889	818,668
C. Michael Carter	0		11,111	102,332
Joseph S. Tesoriero	0		9,074	102,332

Pension Benefits

The Company sponsors both a qualified and nonqualified defined benefit plan. The accrued benefit under the qualified plan is 1.1% of final average compensation multiplied by years of service, plus 0.33% of final average compensation multiplied by years of service in excess of 15 years. The nonqualified plan is a restoration plan, providing benefits that cannot be provided under the qualified plan on account of Internal Revenue Code limits on compensation and benefits.

Participation in both defined benefit plans was frozen on December 31, 2001. Benefits were also frozen for most employees at that time, although some long-service employees received additional benefit accruals over the next five years. No benefits accrued under either defined benefit plan after December 31, 2006. All participants were fully vested as of that date.

Participants may receive their full benefit upon normal retirement at age 65 or a reduced benefit upon early retirement on or after age 55.

The amounts in the table below reflect the present value of the Named Executive Officer’s benefits under all defined benefit pension plans sponsored by the Company and are determined using the interest rate and mortality rate assumptions used for U.S. pension plans discussed in Note 13 in the notes to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for fiscal 2010.

		Number of		Payments
		Years of	Present Value of	During Last
		Credited	Accumulated	Fiscal Year
Name(1)	Plan Name	Service	Benefit ($)	($)

David H. Murdock(2)	Plan 29	8.5	1,445,550	93,973
	SERP	8.5	805,557	52,368
David A. DeLorenzo(3)	Plan 29	31.5	1,017,727	73,601
	SERP	31.5	3,221,706	240,616
C. Michael Carter	Plan 29	1.25	31,814	—
	SERP	1.25	30,913	—

(1)	Mr. Tesoriero joined Dole after the defined benefit plans were frozen and is not shown in the table as he does not have an accrued benefit under the qualified or nonqualified defined benefits plan.

(2)	As required by the Internal Revenue Code, Mr. Murdock, who is over the age of 70 1/2, is receiving his current annual retirement benefit as a joint and survivor annuity.

(3)	Mr. DeLorenzo retired from Dole on December 29, 2001 and began receiving retirement benefit payments in 2002. Mr. DeLorenzo was rehired on June 4, 2007 and continues to receive retirement benefit payments. In addition, since Mr. DeLorenzo had been a pension plan participant prior to July 1975, a portion of his retirement benefit payments is based on variable units, which fluctuate in value based upon stock market changes. Therefore, the amount of his retirement benefit payment may change from year-to-year to reflect annual changes in the value of the variable units.

Nonqualified Deferred Compensation

Named Executive Officers and certain other executives are eligible to participate in the Excess Savings Plan (the “ESP”). This plan is a nonqualified savings plan that provides participants with the opportunity to contribute amounts on a deferred tax basis which are in excess of the limits that apply to the 401(k) Plan. The ESP is coordinated with the Salaried 401(k) Plan so that, on a combined plan basis, participants may defer up to 100% of eligible earnings (generally, base salary and annual incentives) and will receive a Company match of the first 6% of eligible earnings. Effective July 5, 2009 through July 3, 2010, Dole reduced its match to the 401(k) plan to $0.50 of each dollar contributed up to 6% of eligible compensation. On July 4, 2010, Dole reverted back to matching 100% of each dollar contributed up to 6% of eligible compensation. The Company contributions to the nonqualified plan are matching or service related amounts that cannot be included in the 401(k) plan because of pay or contribution limits contained in the plan or in Federal law. Amounts contributed to the ESP receive a fixed rate of interest. For 2010, the interest rate was 8.25%. The interest rate in 2011 has been set at 6.23%. Such rate is based on the yield of Dole’s unsecured bonds as of the first week of December 2010. In addition, effective July 4, 2010, the Company commenced annual contributions of a percentage (1% — 2%) of eligible pay to the 401(k) plan, based on the number of years of service with Dole.

					Aggregate
	Executive	Company	Aggregate		Balance at
	Contributions	Contributions	Earnings	Aggregate	Last Fiscal
	in Last FY	in Last FY	in Last FY	Withdrawals/	Year End
Name	($)(1)	($)(1)	($)	Distributions	($)

David H. Murdock	0	0	25,923	0	340,135
David A. DeLorenzo	62,127	46,982	37,459	0	532,238
C. Michael Carter	24,246	17,773	7,067	0	114,580
Joseph S. Tesoriero	15,000	8,465	16,336	0	211,531

(1)	Executive contributions and Company match are also reflected in the “Summary Compensation Table” above.

By irrevocable election, an executive may elect to receive benefits under the ESP in either a lump sum payment or annual installments for a period of up to fifteen years. Lump-sum benefits under the ESP will be paid at the earlier of the beginning of the year following the executive’s retirement or termination of employment or a year as specified by the executive. Effective January 1, 2009, new participants in the ESP, with respect to all deferrals, and current participants, with respect to certain deferrals that are to begin paying out on after January 1, 2009, may only elect a lump sum payment to be paid in the year following the participant’s retirement or termination of employment. However, upon a showing of financial hardship and receipt of approval from the Corporate Compensation and Benefits Committee, an executive may be allowed to access deferred funds earlier than previously elected by the executive. A nonemergency withdrawal may be elected prior to termination of employment but only from benefits accrued prior to January 1, 2005. Such nonemergency withdrawal is subject to a penalty of 10%.

There are no investment options available under the ESP.

Payments upon Termination or Change of Control

The tables below reflect the amount of compensation that would become payable to each of the Named Executive Officers under existing plans and arrangements if the Named Executive Officer’s employment had terminated on January 1, 2011, given the Named Executive Officer’s compensation and service levels as of such date. These benefits are in addition to benefits available prior to the occurrence of any termination of employment, including benefits generally available to salaried employees, such as distributions under the Company’s 401(k) plan and frozen pension plans, and previously accrued and vested benefits under the Company’s nonqualified deferred compensation plan, as described in the tables above. In addition, in connection with any actual termination of employment, the Company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described below, as the Corporate Compensation and Benefits Committee determines appropriate. The actual amounts that would be paid upon a Named Executive Officer’s termination of employment can be determined only at the time of such executive’s separation from the Company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event and the executive’s age. Following the tables is a general summary of the severance and change of control benefits that may be available to the Named Executive Officers under various scenarios.

David H. Murdock

			Involuntary		Termination in
			Termination		Connection
Executive Payments	Voluntary	Normal	Without	For Cause	with Change	Death and
Upon Separation ($)	Termination	Retirement	Cause	Termination	of Control	Disability

One-Year Management Incentive Plan(1)	0	1,050,500	0	0	1,050,500	1,050,000
Sustained Profit Growth Plan(2)	1,425,000	1,425,000	1,425,000	0	1,425,000	1,425,000
Health and Welfare Benefits, Fringe Benefits and other perquisites	0	0	2,501	0	30,000	0
Equity Acceleration	0		0	0	0	0
Cash Severance	0	0	1,046,820	0	6,016,500	0
Excise Tax and Gross-Up	0	0	0	0	2,880,439	0

David A. DeLorenzo

			Involuntary		Termination in
			Termination		Connection
Executive Payments	Voluntary	Normal	Without	For Cause	with Change	Death and
Upon Separation ($)	Termination	Retirement	Cause	Termination	of Control	Disability

One-Year Management Incentive Plan(1)	0	1,320,000	0	0	1,320,000	1,320,000
Sustained Profit Growth Plan(2)	1,800,000	1,800,000	1,800,000	0	1,800,000	1,800,000
Health and Welfare Benefits, Fringe Benefits and other perquisites	0	0	1,843	0	30,000	0
Equity Acceleration(3)	0	0	2,401,781	0	5,422,647 (4)	0
Cash Severance	0	0	211,528	0	7,560,000	0
Excise Tax and Gross-Up	0	0	0	0	5,145,998	0

C. Michael Carter

			Involuntary		Termination in
			Termination		Connection
Executive Payments	Voluntary	Normal	Without	For Cause	with Change	Death and
Upon Separation ($)	Termination	Retirement	Cause	Termination	of Control	Disability

One-Year Management Incentive Plan(1)	0	514,250	0	0	514,250	514,250
Sustained Profit Growth Plan(2)	750,000	750,000	750,000	0	750,000	750,000
Health and Welfare Benefits, Fringe Benefits and other perquisites	0		2,325	0	30,000	0
Equity Acceleration(3)	0		300,219	0	1,431,289 (4)	0
Cash Severance	0		285,046	0	3,357,750	0
Excise Tax and Gross-Up	0		0	0	1,787,994	0

Joseph S. Tesoriero

			Involuntary		Termination in
			Termination		Connection
Executive Payments	Voluntary	Normal	Without	For Cause	with Change	Death and
Upon Separation ($)	Termination	Retirement	Cause	Termination	of Control	Disability

One-Year Management Incentive Plan(1)	0	425,000	0	0	425,000	425,000
Sustained Profit Growth Plan(2)	517,500	517,500	517,000	0	517,500	517,500
Health and Welfare Benefits, Fringe Benefits and other perquisites	0	0	5,409	0	30,000	0
Equity Acceleration(3)	0		300,219	0	1,431,289 (4)	0
Cash Severance	0	0	197,113	0	2,775,000	0
Excise Tax and Gross-Up	0	0	0	0	1,765,093	0

(1)	For purposes of illustration, target amounts are shown. Payments made in the event of retirement, death or disability would be based on actual results for the plan year 2010. In fact, payments under the One-Year Management Incentive Plan were made in March 2011.

(2)	For purposes of illustration, target amounts under the Growth Plan are shown; however, it should be noted that the 2008 Incentive Period ended at the end of fiscal year 2010, the Growth Plan has terminated and actual amounts were paid out in March 2011, and the Growth Plan has been replaced by the 2011 LTIP (see “Compensation Discussion & Analysis — Long Term Incentives — Sustained Profit Growth Plan for Incentive Period Ended 2010” above). Under the Growth Plan, for purposes of the amounts reflected in this table: (i) payments made in the event of retirement, death, disability or involuntary termination without cause would have been based on actual results for the applicable incentive periods and the number of months of participation in any applicable incentive period; (ii) amounts shown for retirement, death, disability and involuntary termination without cause would have been payable following the termination and calculation of the applicable incentive period; (iii) amounts shown for voluntary termination would have been paid only if the termination of employment occurred during the 90-day window between the end of fiscal year 2010 and the date of payment under the Growth Plan; and (iv) awards would have been prorated based on the applicable employment termination date for the Named Executive Officer.

(3)	The value of the restricted stock is based on the December 31, 2010 closing price of $13.51. The value of stock options is based on the difference between $13.51 and the exercise price of the options..

(4)	Includes vesting of performance shares that were outstanding but had not yet vested as of January 1, 2011. The grant of the performance shares is not reflected in the “Summary Compensation Table” or “2010 Grants of Plan-Based Awards Table” above. See “Compensation Discussion & Analysis — Long Term Incentives — Equity Incentive Awards” above.

Severance

The Severance Pay Plan for Employees of Dole Food Company, Inc. and Participating Divisions and Subsidiaries (the “Severance Plan”) is in place for all eligible employees and provides for payment if an employee’s, including a Named Executive Officer’s, employment is involuntarily terminated as a result a workforce reduction, elimination of operations or job elimination. There are no other severance plans or severance agreements covering the Named Executive Officers. In the unlikely circumstance that a Named Executive Officer’s employment is involuntarily terminated under the qualifications of the Severance Plan, the Severance Plan provides for benefits in an amount equal to the weekly base compensation determined according to the following schedule:

Years of Service	Severance Pay Benefit

1 to 4	2 weeks for each year of service plus 2 weeks
5 to 14	2 weeks for each year of service plus 4 weeks
15 or more	2 weeks for each year of service plus 6 weeks

In no event will the severance benefits under the Severance Plan exceed either of the following: (i) an amount equal to a total of 104 weeks of weekly base compensation; or (ii) an amount equal to twice the Named Executive Officer’s compensation during the twelve-month period immediately preceding his termination of service.

Health and other insurance benefits are continued for up to six months corresponding to the termination benefits.

Change of Control

Change of Control Agreements.  In line with the practice of numerous companies of the Company’s size, the Company recognizes that the possibility of a change of control of the Company may result in the departure or distraction of management to the detriment of the Company. In March 2001, the Company put in place a program to offer change of control agreements to certain officers and employees of the Company, including each of the Named Executive Officers. At the time the program was put in place, the Company was advised by its executive compensation consultants that the benefits provided under the change of control agreements were within the range of customary practices of other public companies. In addition, the Company’s current executive compensation consultant, Exequity, LLP, has advised that the benefits provided under such agreements are within the range of customary practices of other public companies. The benefits under the change of control agreements are paid in a lump sum and are based on a multiple of three for each of the Named Executive Officers.

In order to receive a payment under the change of control agreement, two triggers must occur. The first trigger is a change of control, as defined below. The second trigger is that the employment of the Named Executive Officer must be terminated by the Company without Cause or the Named Executive Officer leaves with Good Reason, each as defined below, during the period beginning on the change of control date and ending on the second anniversary of the date on which the change of control becomes effective; provided that, in certain cases, the Named Executive Officer may be entitled to payment if employment is terminated after the later of (i) the date of the first public disclosure that an agreement with respect to a change of control has been entered into or (ii) the date that is 270 calendar days prior to the date on which such change of control becomes effective or is consummated.

The payments to the Named Executive Officers would be in the form of a lump sum cash payment, determined as follows:

•	Three times the Named Executive Officer’s base salary;

•	Three times the Named Executive Officer’s target bonus;

•	$30,000, in lieu of any other health and welfare benefits, fringe benefits and perquisites (including medical, life, disability, accident and other insurance or other health and welfare plan, programs, policies or practices or understandings) and other taxable perquisites and fringe benefits that the Named Executive Officer or his family may have been entitled to receive;

•	The pro-rata portion (other than if termination occurred on the last day of the fiscal year, in which case it would be the full amount) of the greater of the following amounts under the applicable cash-based long-term incentive plan (the Growth Plan for fiscal year 2010, which has terminated and by which actual amounts were paid out in March 2011, and the 2011 LTIP, which replaced the Growth Plan for fiscal year 2011, as discussed in “Compensation Discussion & Analysis — Long Term Incentives — Sustained Profit Growth Plan for Incentive Period Ended 2010” above): (i) the Named Executive Officer’s target amounts under the applicable plan and (ii) the Named Executive Officer’s actual benefits under the applicable plan;

•	Accrued obligations (any unpaid base salary to date of termination, any accrued vacation pay or paid time off), and deferred compensation — including interest and earnings pursuant to outstanding elections;

•	Pro-rata portion (other than if termination occurred on the last day of the fiscal year, in which case it would be the full amount) of the Named Executive Officer’s target annual bonus for the fiscal year in which the termination occurs;

•	Reimbursement for outstanding reimbursable expenses; and

•	A gross-up payment to hold the Named Executive Officer harmless against the impact, if any, of federal excise taxes imposed on the executive as a result of the payments contingent on a change of control.

2009 Stock Incentive Plan.  Pursuant to the 2009 Stock Plan, unless otherwise provided in the applicable award agreement or otherwise agreed to, (a) with respect to an award that is assumed in a change of control (as defined in the 2009 Stock Plan), if the awardee’s employment is terminated without Cause or the awardee leaves for Good Reason within 24 months of the change of control or (b) if the award is not assumed in a change of control, in each case, the award will vest and be fully exercisable or be paid or settled in full, as applicable.

Definitions.  For purposes of the change of control agreements and the 2009 Stock Plan:

The occurrence of any of the following events would constitute a change of control at Dole. These events have been reviewed by both internal and external experts and were deemed to best capture those situations in which control of the Company would be altered. Below is a general summary of the events that constitute a change of control.

1) An acquisition of 20% or more of the combined voting power of the Company’s stock. Excluded from the 20% acquisition rule is Mr. Murdock, or following his death, any trust or trustees designated by Mr. Murdock.

2) A change in the majority constitution of the Board of Directors, unless the changes are approved by two-thirds of the incumbent Board of Directors.

3) A merger, reorganization, consolidation, recapitalization, exchange offer or other extraordinary transaction unless (i) the beneficial owners of the outstanding voting securities of the Company immediately prior to such transaction own at least 50% of the outstanding voting securities of the surviving or resulting entity and (ii) a majority of the members of the board of directors of the surviving or resulting entity were members of the Board of Directors of the Company at the time of the execution of the agreement providing for such transaction.

4) A sale, transfer or distribution of all or substantially all of the Company’s assets.

5) Any other significant corporate transaction determined by the Corporate Compensation and Benefits Committee or the Board of Directors to be a change of control for purposes of change of control agreements and/or the 2009 Stock Plan, as applicable.

For purposes of the change of control agreements:

“Cause” is defined as the Company’s termination of the executive’s employment related to the occurrence of any one or more of the following: (1) conviction of, or pleading guilty or nolo contendere to, a felony; (2) commission of an act of gross misconduct in connection with the performance of duties; (3) demonstration of habitual negligence in the performance of duties; (4) commission of an act of fraud, misappropriation of funds or embezzlement in connection with employment by Dole; (5) death; or (6) Disability.

“Good Reason” is defined as the executive’s resignation of employment with Dole related to the occurrence of one or more of the following: (1) subject to certain exceptions, whether direct or indirect, a significant diminution of authority, duties, responsibilities or status inconsistent with and below those held, exercised and assigned in the ordinary course during the 90-day period immediately preceding the change of control date; (2) the assignment of duties that are inconsistent (in any significant respect) with, or that impair (in any significant respect) ability to perform, the duties customarily assigned to an executive holding the position held immediately prior to the change of control date in a corporation of the size and nature of Dole or the applicable subsidiary or business unit of Dole; (3) relocation of primary office more than 35 miles from current office on the change of control date; (4) any material breach by Dole of the change of control agreement or any other agreement with the executive; (5) any reduction in base salary below base salary in effect on the change of control date (or if base salary was reduced within 180 days before the change of control date, the base salary in effect immediately prior to such reduction); (6) the failure of Dole or any successor to continue in effect any equity-based or non-equity based incentive compensation plan (whether annual or long-term) in effect immediately prior to the change of control, or a non de minimis reduction, in the aggregate, in participation in any such plans (based upon (a) in the case of equity based plans, the average grant date fair value of awards under such plans over the three years preceding the change of control (or such lesser period of employment following the IPO) or (b) in the case of non-equity based plans, the target award under such plans for the performance period in which the change of control occurs), unless afforded the opportunity to participate in an alternative incentive compensation plan of reasonably equivalent value; provided that a reduction in the aggregate value of participation in any such plans of not more than 5% in connection with across-the-board reductions or modifications affecting all executives with change of control agreements containing substantially identical terms will not constitute Good Reason; (7) any reduction in the aggregate value of benefits provided, as in effect on the change of control; provided that a reduction in the aggregate value of benefits of not more than 5% in connection with across-the-board reductions or modifications affecting all executives with change of control agreements containing substantially identical terms will not constitute Good Reason; and (8) the failure of a successor to Dole (in any transaction that constitutes a change of control), to assume in writing Dole’s obligations to the executive under the change of control agreement or any other agreement with the executive, if the same is not assumed by such successor by operation of law.

Other Equity Acceleration

In addition to potential vesting acceleration in connection with a change of control, certain awards of restricted stock granted under the 2009 Stock Plan to each of the Named Executive Officers (other than Mr. Murdock) in connection with our IPO provide for accelerated vesting of all then unvested shares upon a termination of the awardee’s employment by the Company without Cause or by the awardee for Good Reason (each as defined above) at any time, whether or not in connection with a change of control.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes, as of January 1, 2011, compensation plans under which our equity securities are authorized for issuance, aggregated as to: (i) all compensation plans previously approved by stockholders; and (ii) all compensation plans not previously approved by stockholders.

Number of
Securities
Remaining
	Number of		Available
	Securities to	Weighted-	for Future
	be Issued	Average	Issuance
	Upon	Exercise	Under Equity
	Exercise of	Price of	Compensation
	Outstanding	Outstanding	Plans
	Options,	Options,	(excluding
	Warrants	Warrants	securities
	and	and	reflected in
	Rights(2)	Rights(3)	column(a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)	2,803,238	$11.27	2,011,077
Equity compensation plans not approved by security holders	—	—	—
Total	2,803,238	$11.27	2,011,077

(1)	The 2009 Stock Plan has 6,000,000 shares available for issuance of awards granted thereunder. The 2009 Stock Plan is the only equity compensation plan approved by security holders.

(2)	This amount includes 285,487 shares subject to outstanding restricted stock unit and performance share awards. This amount excludes 1,038,241 shares subject to unvested restricted stock awards outstanding under the 2009 Stock Plan. Awards of 147,444 shares of restricted stock have vested and are no longer available for issuance under the 2009 Stock Plan.

(3)	The weighted-average exercise price in column (b) does not take into account the 285,487 shares referred to in note (1), as there is no exercise price associated therewith.

SECURITY OWNERSHIP

The following table, based in part upon information supplied by officers and directors, sets forth certain information regarding the beneficial ownership of the Company’s common stock as of the Record Date by (1) each director and nominee for director; (2) each Named Executive Officer; (3) all directors and executive officers (Section 16 Officers) of the Company as a group; and (4) each person known to the Company to beneficially own more than 5% of the Company’s common stock. Unless otherwise indicated, each of these stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable. Unless noted otherwise, the mailing address for each of the beneficial owners listed below is c/o Dole Food Company, Inc., One Dole Drive, Westlake Village, CA 91362.

	Amount of
	Beneficial		Percent of
Beneficial Owner	Ownership(1)		Class(2)

Directors
Elaine L. Chao	7,701		*
Andrew J. Conrad	22,701		*
Sherry Lansing	9,701		*
Justin M. Murdock	17,667	(3)	*
Dennis M. Weinberg	26,923		*
Named Executive Officers
David H. Murdock (also a Director)	51,710,000	(4)	58.4%
David A. DeLorenzo (also a Director)	625,934	(5)	*
C. Michael Carter	107,556	(6)	*
Joseph S. Tesoriero	109,769	(7)	*
All executive officers (Section 16 Officers) and directors as a group (10 persons)	52,677,921		59.3%
Greater than 5% Beneficial Owners
Aletheia Research and Management, Inc.	6,697,348	(8)	7.6%
BAMCO INC.	5,588,218	(9)	6.3%

(1)	Beneficial ownership is determined in accordance with SEC rules and includes shares owned outright, shares of restricted stock (whether vested or unvested), options to purchase common stock that were exercisable as of the Record Date or that will become exercisable within 60 days of the Record Date, and other forms of indirect ownership. Beneficial ownership does not include stock options that are not exercisable and will not become exercisable within 60 days of the Record Date or performance shares. Except as otherwise indicated below, to our knowledge, all persons have sole voting and investment power with respect to the common stock, except to the extent authority is shared by spouses under applicable law.

(2)	Calculated based on 88,587,310 shares of common stock outstanding as of the Record Date. Unless indicated otherwise, percentage of ownership is less than 1.0%.

(3)	Includes 17,667 options to purchase common stock that are exercisable. No additional options will vest within 60 days of the Record Date.

(4)	Mr. Murdock beneficially owns these shares either directly through the David H. Murdock Living Trust dated May 28, 1986, as amended (the “Trust”), for which Mr. Murdock is the trustee, or indirectly through Castle & Cooke Holdings, Inc., which is wholly-owned indirectly by Mr. Murdock. 24,000,000 of these shares have been pledged as collateral pursuant to that certain Collateral Agreement, dated as of October 22, 2009, among Mr. Murdock in his individual capacity and as trustee for the Trust, and U.S. Bank, National Association, for the benefit of the 2009 Dole Food Automatic Common Exchange Security Trust which is filed as Exhibit 99.7 to the Schedule 13D filed with the SEC on November 10, 2009. Mr. Murdock pledged 4,000,000 shares to DB Private Clients Corp. as collateral to secure his obligations under a term loan facility he uses to support various personal business activities.

(5)	Includes 116,667 options to purchase common stock that are exercisable. No additional options will vest within 60 days of the Record Date.

(6)	Includes 38,889 options to purchase common stock that are exercisable. No additional options will vest within 60 days of the Record Date.

(7)	Includes 38,889 options to purchase common stock that are exercisable. No additional options will vest within 60 days of the Record Date. Also includes an aggregate of 2,250 shares which are held in custodial accounts for Mr. Tesoriero’s children for which he serves as UGMA custodian.

(8)	The information regarding the beneficial ownership of Aletheia Research and Management, Inc. is based on the Schedule 13G filed with the SEC on February 14, 2011. The address for Aletheia Research and Management, Inc. is 100 Wilshire Blvd., Suite 1960, Santa Monica, CA 90401.

(9)	The information regarding the beneficial ownership of BAMCO INC. is based on the Schedule 13G filed with the SEC jointly by BAMCO INC., Baron Capital Group, Inc., Baron Capital Management, Inc., and Ronald Baron on February 14, 2011. BAMCO INC. has shared power to vote or direct the vote with respect to 4,322,000 of these shares and shared power to dispose or to direct the disposition with respect to 4,977,000. The address for BAMCO INC. is 767 Fifth Avenue, 49th Floor, New York, NY 10153.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

David H. Murdock, the Company’s Chairman of the Board, owns, inter alia, Castle & Cooke, Inc. (“Castle”), a transportation equipment leasing company, a warehouse company, and a hotel. During fiscal year 2010, the Company paid Mr. Murdock’s companies an aggregate of approximately $9.0 million, primarily for the rental of truck chassis, generator sets and warehousing services. In addition, the Company paid Mr. Murdock’s companies an aggregate of approximately $0.1 million in fiscal year 2010 for landscape maintenance services. Castle purchased approximately $0.6 million of products from the Company during fiscal year 2010. The Company also paid $0.6 million in fiscal years 2010 in rental payments under a sublease with North Carolina State University, the lessee of the property under a lease with Castle.

The Company and Castle are responsible for 68% and 32%, respectively, of all obligations under an aircraft lease arrangement. Each party is responsible for the direct costs associated with its use of this aircraft; and indirect costs are shared by them based upon each party’s actual percentage of usage for the year. During fiscal year 2010, the Company’s share of the direct and indirect costs for this aircraft was $2.3 million.

The Company and Castle previously operated their risk management departments on a joint basis. Insurance procurement and premium costs were based on the relative risks borne by each company as determined by the insurance underwriters. The Company and Castle ceased sharing insurance procurement and premium costs on October 31, 2009. During fiscal year 2010, administrative costs of the risk management department were shared on a 50-50 basis, and the Company’s share of these costs was approximately $8,000. This joint sharing arrangement was discontinued on February 1, 2010.

The Company had outstanding net accounts receivable of approximately $145,000 due from Castle at January 1, 2011.

Mr. Murdock is a director and executive officer of the Company and also serves as a director and executive officer of privately held entities that he owns or controls. Scott A. Griswold and Roberta E. Wieman, each a former director and current officer of Dole, and Justin M. Murdock, a director and former officer of Dole, also serve as directors and officers of privately held entities controlled by Mr. Murdock.

During December 2006, Dole entered into a five-year lease with Laboratory Corporation of America, pursuant to which the latter is leasing approximately 1,483 rentable square feet in Dole’s World Headquarters building in Westlake Village, California, at a rental rate of $115,674 per year, subject to annual inflation adjustments. The lease provides that the tenant may renew the lease for two additional five-year terms. Andrew J. Conrad, a director of Dole, is the tenant’s Executive Vice President and Chief Scientific Officer.

Mr. Murdock is party to a registration rights agreement with the Company. Pursuant to this agreement, Mr. Murdock may demand that the Company register shares of common stock held by Mr. Murdock or require that the Company include shares of common stock owned by Mr. Murdock in a registration statement to the extent the Company proposes to register any Company securities under the Securities Act of 1933, as amended, for sale to the public, in each case under certain circumstances and subject to customary restrictions and limitations set forth in the agreement.

Related Party Transactions Policies and Procedures

In addition to the procedures with respect to related party transactions described in “Transactions with Affiliates” below, the Company has adopted a written related person transaction policy, which covers transactions between the Company and its directors, executive officers, 5% or greater stockholders and parties related to the foregoing, such as immediate family members and entities they control. The policy requires that, subject to permitted guidelines adopted by the Audit Committee and other than with respect to certain specified transactions that the Board of Directors has deemed to be pre-approved or ratified, as applicable, any such transaction be considered and approved by the Audit Committee prior to entry into such transaction. In determining whether to approve or ratify a specific transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable to the Company than terms generally available to or from an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. Pursuant to the policy, the Audit Committee has established guidelines for the Company’s management to follow in its ongoing dealings with the related person. The Audit Committee, on at least an annual basis, will review and assess ongoing relationships with the related person to see that they are in compliance with the Company’s guidelines and that the transaction remains appropriate.

None of the transactions described in “Related Party Transactions” above that are long-standing relationships that existed prior to the IPO were approved pursuant this policy as the policy was implemented subsequent to the transactions. However, each transaction was approved by the Board of Directors or the Audit Committee. All transactions described in “Related Party Transactions” above that were entered into subsequent to the IPO and all future transactions of this nature will be approved pursuant to the Company’s written policy now in effect, as required by the specific terms of the policy.

Transactions with Affiliates

The Company’s secured credit facilities and its senior notes and debenture indentures impose substantive and procedural requirements with respect to the entry by the Company and its subsidiaries into transactions with affiliates. The credit facilities generally require that, except as expressly permitted in the credit facilities, all such transactions with affiliates be entered into in the ordinary course of business and on terms and conditions substantially as favorable to the Company as would reasonably be expected to be obtainable at the time in a comparable arms-length transaction with an unaffiliated third party. The indentures generally require that, except as expressly permitted in the indentures, all transactions with affiliates must satisfy the requirements set forth above pursuant to Dole’s credit facilities and, in addition, any transaction or series of related transactions with an affiliate involving aggregate payments with a fair market value in excess of $7.5 million must be approved by a Board of Directors resolution stating that the Board of Directors has determined that the transaction complies with the preceding requirements. Further, if such aggregate payments have a fair market value of more than $20 million, the Board of Directors must, prior to the consummation of the transaction, have obtained a favorable opinion as to the fairness of the transaction to the Company from a financial point of view from an independent financial advisor, and such opinion must be filed with the indenture trustee. In addition, the Company’s legal department and finance department review all transactions with related parties to ensure that they comply with the preceding requirements.

All of the transactions described in “Related Party Transactions” above were approved as and when required pursuant to the requirements of the secured credit facilities and senior notes and debenture indentures outlined above.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and the Company’s executive officers (i.e., the Named Executive Officers) and Chief Accounting Officer (together the “Section 16 Officers), and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of the Company’s common stock and other equity securities. To the Company’s knowledge, based solely on a review of the copies of such filings furnished to the Company and written representations from its Directors and Section 16 Officers, all Section 16(a) filing requirements applicable to the Company’s directors, Section 16 Officers and greater than 10 percent beneficial owners were complied with on a timely basis during the fiscal year ended January 1, 2011.

Stockholder Proposals and Nominations for Director

Deadlines to Have Matters Considered at a Meeting.  Under the Company’s Bylaws, for nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely written notice of the nomination or such other business to the Company’s Corporate Secretary and such business must be a proper subject for stockholder action. To be timely, a stockholder’s notice must be delivered to the Corporate Secretary not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting. However, if the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after the anniversary of the prior year’s meeting, notice must be delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the date on which the Company makes public announcement of the date of the meeting. For purposes of the 2012 Annual Meeting of Stockholders, assuming it is not moved more than thirty (30) days before or more than seventy (70) days after May 19, 2012, to be timely, a stockholder’s notice must be delivered to the Corporate Secretary not later than the close of business on February 6, 2012, nor earlier than the close of business on January 6, 2012. Any such notice must include the applicable information required pursuant to Section 2.10 of the Company’s Bylaws. Nominations or proposals not meeting these requirements will not be entertained at the annual meeting.

Deadlines for Inclusion of Matters in the Company’s Proxy Materials.  Stockholders interested in submitting a proposal for inclusion in the Company’s proxy statement and form of proxy for the 2012 Annual Meeting of Stockholders may do so by following the procedures prescribed in SEC Rule 14a-8 promulgated under the Exchange Act. Under Rule 14a-8, to be eligible for inclusion in the Company’s proxy statement and form of proxy for the 2012 Annual Meeting of Stockholders, among other things, a proposal must qualify as a proper subject matter under SEC Rule 14a-8 and be received no later than December 10, 2011. Should the Company move the date of the 2012 Annual Meeting of Stockholders more than 30 days from the one-year anniversary of the Annual Meeting, the Company will revise and publicly disclose this deadline accordingly.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials unless contrary instructions have been received from the affected stockholders. Once a stockholder has received notice from the stockholder’s broker or the Company that they or the Company will be householding materials to the stockholder’s address, householding will continue until the stockholder is notified otherwise or until the stockholder revokes the stockholder’s consent. If, at any time, the stockholder no longer wishes to participate in householding and would prefer to receive separate proxy materials, or if the stockholder is receiving multiple copies of the proxy materials and wishes to receive only one, the stockholder should notify the stockholder’s broker if the stockholder’s shares are held in a brokerage account or the Company if the stockholder holds common stock directly. Requests in writing should be addressed to: Dole Food Company, Inc., One Dole Drive, Westlake Village, California, 91362, Attention: Investor Relations.

Annual Report, Financial and Other Information

The Company’s annual audited financial statements and review of operations for fiscal 2010 can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2011. The 2010 Form 10-K constitutes the Annual Report to Shareholders for 2010, which is being made available to stockholders along with this Proxy Statement. The Company will furnish without charge a copy of the 2010 Form 10-K (including the financial statements, schedules and a list of exhibits), as well as a copy of any of the documents referenced in this Proxy Statement as being available upon written request, to any person requesting in writing and stating that he or she was the beneficial owner of the Company’s common stock on the Record Date. The 2010 Form 10-K (which also constitutes the Company’s Annual Report to Shareholders for 2010) may be obtained without charge over the Internet at the Company’s website at www.dole.com or at the SEC’s website at www.sec.gov. The Company will also furnish copies of any exhibits to the 2010 Form 10-K to eligible persons requesting exhibits at a cost of $0.50 per page, paid in advance. The Company will indicate the number of pages to be charged for upon written inquiry. Requests should be addressed to: Dole Food Company, Inc., One Dole Drive, Westlake Village, California, 91362, Attention: Investor Relations.

OTHER MATTERS

The Board of Directors does not know of any other matter that will be brought before the Annual Meeting. However, if any other matter that may properly be acted upon properly comes before the Annual Meeting or any adjournment or postponement thereof, the proxies solicited hereby will be voted on such matter in accordance with the discretion of the proxy holders named therein.

By Resolution of the Board of Directors,

C. Michael Carter
Executive Vice President, General Counsel and
Corporate Secretary

April 8, 2011

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945 TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. The Board of Directors Recommends a Vote FOR Items 1, 2 and 3, and 3 years for Item 4. 1. Election of Directors: 01 Elaine L. Chao ¦ Vote FOR ¦ Vote WITHHELD 02 Sherry Lansing all nominees from all nominees (except as marked) (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) 2. Ratification of the Appointment of Deloitte & Touche LLC as Dole’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2011 3. Advisory Resolution on Executive Compensation 4. Advisory Resolution on the Frequency of the Future Advisory ¦ 3 Years Votes on Executive Compensation THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, ITEMS 1, 2 AND 3, AND 3 YEARS FOR ITEM 4. Address Change? Mark box, sign, and indicate changes below: ¦ ¦ For ¦ Against ¦ Abstain ¦ For ¦ Against ¦ Abstain ¦ 2 Years ¦ 1 Year ¦ Abstain IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR Date ___________________________ Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, adminis-trators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

DOLE FOOD COMPANY, INC. ANNUAL MEETING OF STOCKHOLDERS Thursday, May 19, 2011 1:00 P.M., Pacific Daylight Time Dole Food Company, Inc. World Headquarters One Dole Drive Westlake Village, California 91362 Dole Food Company, Inc. One Dole Drive Westlake Village, California 91362 proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 19, 2011. The shares of stock you hold in your account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3, and 3 YEARS for Item 4. By signing the proxy, you revoke all prior proxies and appoint David H. Murdock, David A. DeLorenzo and C. Michael Carter, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. See reverse for voting instructions.